Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

FIRST COMMUNICATIONS, INC.

AND

ZAYO GROUP, LLC

Dated as of October 12, 2012

(i)

ARTICLE VIII CLOSING		32

8.1	Closing	32
8.2	Actions to Occur at Closing	32

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		34

9.1	Termination	34
9.2	Effect of Termination	35
9.3	Fees and Expenses Following Termination	35
9.4	Return of Information	36

ARTICLE X INDEMNIFICATION		36

10.1	Survival of Representations, Warranties and Agreements	36
10.2	Indemnification of the Buyer Indemnified Persons	36
10.3	Indemnification of the Seller Indemnified Persons	37
10.4	Limitations	37
10.5	Third Party Claims	38
10.6	Direct Claims	39
10.7	Other Claims	40
10.8	Remedies Not Affected by Investigation or Knowledge	40

ARTICLE XI GENERAL PROVISIONS		40

11.1	Reasonable Efforts; Further Assurances	40
11.2	Amendment and Modification	40
11.3	Waiver of Compliance	41
11.4	Severability	41
11.5	Expenses and Obligations	41
11.6	Parties in Interest	41
11.7	Notices	41
11.8	Counterparts	42
11.9	Time	42
11.10	Entire Agreement	42
11.11	Public Announcements	42
11.12	Attorneys’ Fees	43
11.13	Assignment	43
11.14	Rules of Construction	43
11.15	Governing Law	44
11.16	Waiver of Jury Trial	44
11.17	Consent to Jurisdiction; Venue	45
11.18	Enforcement	45

(ii)

EXHIBITS

Exhibit A	Definitions

Exhibit B	Indemnification Escrow Agreement

(iii)

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of October 12, 2012, is made by and among First Communications, Inc., a Delaware corporation (the “Seller”) and Zayo Group, LLC, a Delaware limited liability company (“Buyer”).

PRELIMINARY STATEMENTS

A. The Seller owns beneficially and of record 100% of the issued and outstanding limited liability company membership interests in First Telecom Services, LLC (the “Membership Interests”), an Ohio limited liability company (the “Company”); and

B. The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Membership Interests.

AGREEMENTS

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINED TERMS

1.1 Definitions. Certain terms used in this Agreement are defined in Exhibit A attached hereto.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of the Membership Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell and deliver the Membership Interests to the Buyer for an aggregate purchase price of U.S. $110,000,000 (as adjusted pursuant to this Agreement, the Purchase Price) (the “Acquisition”).

2.2 Adjustments to Purchase Price.

(a) The parties intend that, on the Closing Date, the Company will have $2,000,000 (the “Target Closing NWC”) of Net Working Capital. To the extent that the Company has less than the Target Closing NWC on the close of business on the Closing Date, such deficiency will be deducted from the Base Purchase Price, and to the extent that the Company has greater than the Target Closing NWC on the close of business on the Closing Date, such excess will be added to the Base Purchase Price (the “Net Working Capital Adjustment”).

(b) The parties intend that, on the Closing Date, the Company will have $0 (the “Target Closing Indebtedness”) of Indebtedness. To the extent that the Company has more than the Target Closing Indebtedness on the close of business on the Closing Date, such additional debt will be deducted from the Base Purchase Price, as the “Debt Adjustment.”

(c) No later than 11:00 a.m. Eastern Standard Time at least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer a statement (the “Preliminary Closing Statement”) setting forth in good faith its computations of estimated Net Working Capital (the “Preliminary Closing NWC”) and estimated Indebtedness (the “Preliminary Closing Indebtedness”) as of the close of business on the anticipated Closing Date. If the Preliminary Closing NWC is greater than $3,000,000, the Preliminary Closing NWC will be deemed to be $3,000,000 for purposes of (i) calculating the Net Working Capital Adjustment pursuant to Section 2.2(a) and (ii) calculating the adjustment pursuant to Section 2.2(i). The parties will use the Preliminary Closing NWC and the Preliminary Closing Indebtedness to calculate the Purchase Price for purposes of Closing.

(d) As promptly as practicable following the Closing Date, but in no event later than thirty (30) days thereafter, the Seller shall cause to be prepared and delivered to the Buyer a statement (the “Post-Closing Statement”) setting forth the calculation of Net Working Capital and Indebtedness as of the close of business on the Closing Date. The Post-Closing Statement shall be prepared in good faith in accordance with GAAP and, to the extent not inconsistent with GAAP, in a manner consistent with the past practices of the Company.

(e) The Buyer shall have thirty (30) days after the receipt of the Post-Closing Statement (the “Review Period”) to review the information and calculations provided therein. During the Review Period, the Seller shall afford the Buyer (and its representatives) reasonable access to all books and records and all financial and accounting personnel used to prepare the Post-Closing Statement under control of or in the possession of the Seller.

(f) The Buyer may dispute the calculation of the Post-Closing Statement within the Review Period by providing written notice (a “Dispute Notice”) to the Seller of such dispute, setting forth in detail the particulars of such dispute, including the Buyer’s calculation of Net Working Capital and Indebtedness. In the event that the Buyer does not deliver a Dispute Notice within the Review Period, then the Post-Closing Statement shall be final and binding upon the parties hereto. In the event a Dispute Notice is timely provided, the Buyer and the Seller shall use their reasonable best efforts for a period of thirty (30) days (or such longer period as to which they shall mutually agree) to resolve the disputed matters. If, at the end of such period, the Seller and the Buyer are unable to resolve the disputed matters, then the Seller and the Buyer shall, within five (5) days of the end of such period, jointly submit all disputed matters raised in the Dispute Notice and not so resolved (the “Disputed Matters”) to the Arbiter (to be selected as set forth in subsection (g) below) for final resolution in accordance with the terms and provisions of this Agreement. The determination of the Arbiter shall be final and binding upon the parties hereto and shall be limited to Disputed Matters. The fees and expenses of the Arbiter incurred in the resolution of the Disputed Matters set forth in the Dispute Notice shall be borne by the Buyer, on the one hand, and the Seller, on the other hand, in proportion to the relative amounts of the disputed amount determined to be for the account of the Buyer and the Seller, respectively. The determination of the Arbiter shall be reflected in a written report which shall be delivered by the Arbiter to the Seller and the Buyer no later than thirty (30) days following the submission of the Disputed Matters to the Arbiter for resolution.

(g) The Arbiter (the “Arbiter”) shall be a regional or nationally recognized accounting firm jointly selected by the Buyer and the Seller (other than any accounting firm which has been employed by the Seller, the Company or the Buyer, or any of their respective Affiliates, in the last two (2) years) (an “independent accounting firm”). In the event that the Buyer and the Seller are unable to jointly agree upon the Arbiter, then the Buyer, on the one hand, and the Seller, on the other hand, shall each select an independent accounting firm to select the Arbiter, and such two (2) independent accounting firms shall have twenty (20) days thereafter to mutually select the Arbiter, which selection shall be binding upon the Buyer and the Seller.

(h) The final, conclusive, and binding Net Working Capital amount determined in accordance with this Section 2.2 will be the “Final Closing NWC.” The final, conclusive, and binding Indebtedness amount determined in accordance with this Section 2.2 will be the “Final Closing Indebtedness.”

(i) If (A) the amount of the Final Closing NWC reduced by the Final Closing Indebtedness (whether such amount is a positive or negative amount) is less than (B) the amount of the Preliminary Closing NWC reduced by the Preliminary Closing Indebtedness (whether such amount is a positive or negative amount), then the Seller and the Buyer shall instruct the Escrow Agent within two (2) Business Days after the date of final determination to release from the Indemnification Escrow Account the amount of such shortfall to the Buyer. If (A) the amount of the Final Closing NWC reduced by the Final Closing Indebtedness (whether such amount is a positive or negative amount) is greater than (B) the amount of the Preliminary Closing NWC reduced by the Preliminary Closing Indebtedness (whether such amount is a positive or negative amount), then the Buyer shall pay to the Seller the amount of such surplus in cash by wire transfer of immediately available funds. For purposes of illustration, if on the Closing Date the Preliminary Closing NWC is $4,000,000 and the Company has $0 of Indebtedness, then (x) the Purchase Price adjustment for purposes of Closing will be $1,000,000, and (y) the adjustment pursuant to Section 2.2(i) will be $1,000,000 (assuming that the Final Closing NWC is $4,000,000 and the Final Closing Indebtedness is $0).

2.3 Allocation of Purchase Price. The Seller and the Buyer agree to allocate the Purchase Price (and any liabilities of the Company treated as assumed for U.S. federal income tax purposes) among the assets of the Company in accordance with applicable Law, and the Buyer will deliver a copy of such allocation (the “Allocation”) to the Seller no later than 120 days after the Closing Date. For the avoidance of doubt, the assets of the Company shall include any stock or other ownership interests in any Subsidiary of the Company that is treated as a corporation for U.S. federal income tax purposes. The Allocation shall be appropriately adjusted to reflect any adjustments to the Purchase Price pursuant to this Agreement. The Seller and the Buyer shall report, act, and file tax returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with the Allocation and shall not take a position (whether in audits, tax returns, or otherwise) that is inconsistent with the Allocation, except as otherwise required by Law.

2.4 Closing Payments. At least three (3) Business Days prior to the Closing, the Seller shall deliver a list of payments to be made by Buyer at the Closing out of the Base Purchase Price, which shall include the payments set forth on Disclosure Schedule 2.4, the Company Transaction Costs, any Indebtedness to be paid at the Closing, and any other payments required to be made to satisfy any of the closing conditions (collectively, the “Closing Payments”).

2.5 Indemnification Escrow. On or prior to the Closing, the Seller, the Buyer and the Indemnification Escrow Agent shall enter into the Indemnification Escrow Agreement, subject only to the comments, if any, of the Indemnification Escrow Agent as to its rights and obligations thereunder. An amount equal to $11,000,000 (including all interest, dividends and other income earned thereon, the “Indemnification Escrow Amount”) shall be withheld from the consideration otherwise payable to the Seller pursuant to Section 2.2 and shall be deposited by the Buyer into the Indemnification Escrow Account, and shall be held in escrow pursuant to the terms of this Agreement and the Indemnification Escrow Agreement. The Indemnification Escrow Amount shall be used solely to satisfy any adjustment pursuant to Section 2.2 and any Losses, if any, for which the Buyer Indemnified Persons are entitled to indemnification pursuant to Article X.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Seller. Except as set forth on the Disclosure Schedule, as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak expressly as of an earlier date), the Seller represents and warrants to the Buyer as follows:

(a) Organization; Good Standing and Other Matters. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation, partnership or limited liability company in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not be reasonably likely to have a Material Adverse Effect. The Seller has delivered or otherwise made available to Buyer or its representatives true, correct and complete copies of (i) the Company’s certificate of formation and its Subsidiaries’ respective certificates of incorporation and bylaws, or other comparable organizational documents, as in effect on the date of this Agreement, (ii) minute books, and (iii) equity transfer records or other comparable ownership records. Such books and records reflect all meetings of the members of the Company and its Subsidiaries, their respective boards of managers and any board committees, and the minutes contained therein accurately reflect the events of and actions taken at such meetings in all material respects. Such ownership records accurately reflect all issuances, transfers, and cancellations of membership interests, or other comparable ownership interests, of the Company and its Subsidiaries. All Subsidiaries of the Company, their respective jurisdictions of incorporation or organization and their respective jurisdictions where qualified to do business are set forth on Disclosure Schedule 3.1(a). Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

(b) Capitalization of the Company. The Membership Interests constitute all of the issued and outstanding limited liability company membership interests of the Company. No bonds, debentures, notes or other instruments or evidence of Indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company’s Members may vote are issued or outstanding. Except for the Membership Interests, the Company has not agreed to issue any (i) securities, equity, ownership, or voting interests; (ii) securities or instruments convertible into or exchangeable for any securities, equity, ownership or voting interests; or (iii) equity-equivalents, earnings, profits or revenue-based or equity-based rights. The Membership Interests have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws. There are no outstanding obligations of the Company to issue, sell, transfer, repurchase or redeem any securities, equity, ownership or voting interests in the Company, or any securities or instruments convertible into or exchangeable for or that otherwise give rights with respect to securities, equity, ownership or voting interests in the Company, or that relate to the holding, voting or disposition thereof. No Membership Interests have been issued in violation of any rights, agreements, commitments or arrangements under applicable Law, the certificate of formation or operating agreement (or equivalent thereof) of the Company or any contract to which the Company is a party or by which it is bound.

(c) Capitalization of the Subsidiaries. As of the date of this Agreement, (i) the authorized capital stock or other voting securities and the issued and outstanding capital stock or other voting securities of each Subsidiary of the Company and (ii) the other voting securities directly or indirectly owned by the Company are listed on Disclosure Schedule 3.1(c). The Company directly or indirectly is the record and beneficial owner of all issued and outstanding shares of capital stock or other voting securities of each such Subsidiary and such ownership is free and clear of all Liens, other than Permitted Liens. Each outstanding share of capital stock or other voting securities of each such Subsidiary is duly authorized, validly issued, fully paid and nonassessable and no shares of capital stock or other voting securities of any such Subsidiary have been issued in violation of any preemptive or similar rights. No shares of capital stock or other voting securities of any such Subsidiary are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating any such Subsidiary to issue, deliver, sell, purchase, redeem or acquire, cause to be issued, delivered, sold, purchased, redeemed or acquired, any shares of capital stock or other voting securities, or obligating any such Subsidiary to grant, extend, or enter into any option, warrant, call, right, commitment or agreement of any kind to acquire any shares of, or any securities that are convertible into or exchangeable for any shares of, capital stock or other voting securities of such Subsidiary. Except for the Subsidiaries and other equity interests listed on Disclosure Schedule 3.1(c), neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.

(d) Membership Interests. The Seller is the record and beneficial owner of 100% of the issued and outstanding Membership Interests as set forth on Disclosure Schedule 3.1(d), free and clear of any Liens except as set forth on Disclosure Schedule 3.1(d). The Seller has the right, authority and power to sell, assign and transfer the Membership Interests to the Buyer. Upon delivery to the Buyer of the Assignment at the Closing and the Buyer’s payment of the Purchase Price, the Buyer shall acquire good, valid and marketable title to the Membership Interests, free and clear of any Lien.

(e) Authority. The Seller has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Seller and the consummation by the Seller of the transactions contemplated herein or therein have been duly and validly authorized by all necessary action on the part of the Seller. No other proceedings on the part of the Seller are necessary to authorize this Agreement and the other Transaction Documents to which it is a party, for the Seller to perform its obligations hereunder or thereunder, or for the Seller to consummate the transactions contemplated herein and therein. This Agreement and each of the other Transaction Documents to which the Seller is or will be a party has been, or upon execution and delivery thereof will be, duly and validly executed and delivered by the Seller and, assuming that this Agreement and the other Transaction Documents to which the Seller is a party constitute the valid and binding agreement of the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(f) No Conflict; Required Filings and Consents. The execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation by the Seller of the transactions contemplated herein and therein will not, (i) violate, conflict with, or result in any breach of any provision of the Company’s certificate of formation, or its Subsidiaries’ respective certificates of incorporation or bylaws, or other similar organizational documents; (ii) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, result in the creation of any Lien upon any properties or assets of the Company, or give to any Person any right of termination, amendment, acceleration or cancellation of, any Material Contract; or (iii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any Applicable Law (including the Communications Laws) binding upon the Seller, the Company or any of its Subsidiaries or by which or to which a material portion of the Company’s or any of its Subsidiaries’ respective assets is bound. No Consent of any Governmental Authority is required by the Seller, the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which it is a party or the consummation by the Seller of the transactions contemplated herein or therein, except for (A) the filing of a pre-acquisition notification and report form by the Company under the HSR Act, and the expiration or termination of the applicable waiting period thereunder and (B) the consents and/or notices to state public utilities commissions, the FCC and/or the Canadian Regulatory-Television and Telecommunications Commission (“CRTC”) as set forth on Disclosure Schedule 3.1(f).

(g) Financial Statements; Absence of Certain Changes or Events.

(i) The Seller has furnished or made available to the Buyer or its representatives copies of (A) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2010 and 2011, together with the unaudited consolidated statements of operations, cash flows and members’ equity of the Company and its Subsidiaries for the years then ended, and the related notes thereto, and (B) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2012 (the “Balance Sheet”), together with the related unaudited consolidated statements of operations, cash flows and members’ equity of the Company and its Subsidiaries for the three- and nine-month periods then ended, in each case, certified by the Chief Financial Officer of the Seller (such unaudited financial statements collectively being referred to herein as the “Financial Statements”). The Financial Statements, together with the notes thereto, have been prepared in accordance with GAAP (except that the unaudited Financial Statements do not contain all notes required by GAAP and are subject to normal year-end audit adjustments) applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the dates thereof and the consolidated results of the operations of the Company and its Subsidiaries for the respective periods indicated.

(ii) Except as set forth on Disclosure Schedule 3.1(g)(ii), or as provided in or contemplated by this Agreement or the other Transaction Documents, since December 31, 2011 (the “Balance Sheet Date”) and prior to the date of this Agreement, (A) the Company and each of its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business and consistent with past practices of the Company, (B) there has not been any change or development that, individually, or in the aggregate has had or is reasonably likely to have a Material Adverse Effect, (C) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance, and (D) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 4.1.

(h) Compliance with Applicable Laws. Except as set forth on Disclosure Schedule 3.1(h), each of the Company and its Subsidiaries (i) has materially complied with, is in material compliance with, and has operated its business and maintained its assets in material compliance with, all Applicable Laws (including the Communications Laws), and (ii) holds all material permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of its business, including any material licenses required by the FCC or any similar state telecommunications Governmental Authority (the “Company Permits”). Except as set forth on Disclosure Schedule 3.1(h), the Company and its Subsidiaries are in material compliance with the terms of the Company Permits. As of the date of this Agreement, except as set forth on Disclosure Schedule 3.1(h), no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Seller, threatened. For purposes of this Section 3.1(h), the term “Applicable Laws,” as used in clause (i) above, shall not include any Applicable Laws relating to taxes or the subject matters of Section 3.1(n), (o) or (q).

(i) Absence of Litigation. Except as set forth on Disclosure Schedule 3.1(i), as of the date of this Agreement there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or, to the Knowledge of the Seller, threatened against the Company or any of its Subsidiaries by or before any arbitrator or Governmental Authority, nor to the Seller’s Knowledge are there any investigations relating to the Company or any of its Subsidiaries pending or threatened by or before any arbitrator or any Governmental Authority.

(j) Insurance. Set forth on Disclosure Schedule 3.1(j), as of the date of this Agreement, is a true, correct and complete list of all workers’ compensation, title, fire, general liability, fiduciary liability, directors’ and officers’ liability, malpractice liability, theft and other forms of property and casualty insurance held by the Company and each of its Subsidiaries and all fidelity bonds that are material to the Company and its Subsidiaries. Except for policies that have been, or are scheduled to be, terminated in the ordinary course of business and consistent with past practices of the Company and in accordance with the terms thereof, each of the insurance policies set forth on Disclosure Schedule 3.1(j) is in full force and effect.

(k) Real Property.

(i) Owned Real Property. Neither the Company nor its Subsidiaries own any real property.

(ii) Leased Real Property. Set forth on Disclosure Schedule 3.1(k)(ii) is a list of all Leased Real Property and the leases, subleases, licenses or other occupancy agreements relating to real property pursuant to which the Company or any Subsidiary has a leasehold interest, license, or similar occupancy right (each of the foregoing, a “Lease” and collectively, the “Leases”). Each lease set forth on Disclosure Schedule 3.1(k)(ii) is a valid and binding obligation of the Company or one of its Subsidiaries and (subject to any of such Leases being terminated in the ordinary course of business and consistent with past practices of the Company and in accordance with the terms thereof) is in full force and effect. To the Knowledge of the Seller, except as otherwise set forth on Disclosure Schedule 3.1(k)(ii), neither the Company nor any of its Subsidiaries is in default in any material respect under any Lease set forth on Disclosure Schedule 3.1(k)(ii). Neither the Company nor any Subsidiary use or occupy any real property for which it does not have a right to use or occupy such real property pursuant to a Lease. The Company and its Subsidiaries have a good and valid leasehold interest in and to, and is in occupancy of, all of the Leased Real Property under which it is a tenant or lessee, free and clear of any Liens other than Permitted Encumbrances. Neither the Company nor any Subsidiary has received any notice that a material portion of any Leased Real Property will be condemned, requisitioned or otherwise taken by a public authority. To the Knowledge of the Seller, all Leased Real Property is in the condition required of such property by the terms of the applicable Lease in all material respects and is in adequate condition for its current use and operation. There are no leases, subleases, licenses or other occupancy agreements relating to real property pursuant to which the Company or any Subsidiary is landlord, sublandlord, licensor, or otherwise similarly situated.

(l) Tangible Property. The Company or one of its Subsidiaries has good title to, or holds pursuant to valid and enforceable leases, all the tangible properties and assets of the Company and its Subsidiaries (excluding Leased Real Property) that are material to the conduct of the business of the Company and its Subsidiaries, including the Network Fiber and the Network Equipment, as it is currently conducted, with only such exceptions as constitute Permitted Liens. The Network Fiber and the Network Equipment are (i) adequate to conduct the principal network operations of the business of the Company and its Subsidiaries in the manner currently conducted by the Company and its Subsidiaries, and (ii) in the case of tangible properties and assets of the Company and its Subsidiaries, in sufficiently good operating condition (except for ordinary wear and tear) to allow the business of the Company and its Subsidiaries to be operated in the ordinary course of business and consistent with past practices of the Company and its Subsidiaries.

(m) Liens and Encumbrances. As of the date of this Agreement, all of the material assets of the Company and its Subsidiaries are free and clear of all Liens except (i) Permitted Encumbrances and (ii) Liens set forth on Disclosure Schedule 3.1(m) (the Liens referred to in clauses (i) and (ii) being “Permitted Liens”).

(n) Environmental Matters. To the Knowledge of the Seller, the Leased Real Property and the operations of the Company and its Subsidiaries thereon comply in all material respects with all applicable Environmental Laws. As of the date of this Agreement, no judicial proceedings are pending or, to the Knowledge of the Seller, threatened against the Company or any of its Subsidiaries alleging the violation of any applicable Environmental Laws. All permits, registrations, licenses and authorizations required to be obtained or filed by the Company or any of its Subsidiaries under any applicable Environmental Laws in connection with the Company’s or any of its Subsidiaries’ operations, including those activities relating to the generation, use, storage, treatment, disposal, release or remediation of Hazardous Substances, have been duly obtained or filed, and the Company and each of its Subsidiaries is in compliance with the terms and conditions of all such permits, registrations, licenses and authorizations.

(o) Taxes.

(i) The Company and each of its Subsidiaries have filed in a timely manner all tax returns required of them under all federal, state, local and foreign tax Laws to which they are subject and have paid all taxes required to be paid by them, whether or not shown on any tax return. All such tax returns are true, correct and complete in all respects and accurately set forth all items to the extent required to be reflected or included in such tax returns by applicable federal, state, local or foreign tax Laws, regulations or rules. Neither the Company nor any of its Subsidiaries has any tax liability for which an adequate tax reserve has not been established on the Balance Sheet, whether or not disputed, including any interest and penalty in connection therewith, for all periods ending on or prior to the Balance Sheet Date.

(ii) No tax examination or audit of any tax return of the Company or any of its Subsidiaries is in progress or, to the Knowledge of the Seller, threatened. All deficiencies proposed as a result of any tax examination or audit of the Company or any of its Subsidiaries have been paid or finally settled and no issue has been raised in any such examination or audit that, by application of similar principles, reasonably can be expected to result in the assertion of a deficiency for any other year not so examined or audited. There is no outstanding agreement or waiver made by or on behalf of the Company or any of its Subsidiaries for the extension of time for any applicable statute of limitations, and neither the Company nor any of its Subsidiaries has requested any extension of time in which to file any tax return.

(iii) Except for taxes for the payment of which an adequate reserve has been established on the Balance Sheet and for property taxes that are not delinquent, there is no tax lien, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any of the assets or properties of the Company or any of its Subsidiaries.

(iv) Neither the Company nor any of its Subsidiaries has executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local Law.

(v) Neither the Company nor any of its Subsidiaries is party to or bound by a tax sharing agreement or similar arrangement.

(vi) Neither the Company nor any of its Subsidiaries has agreed to, nor is required to, make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state or local Law by reason of a change in accounting method initiated by the Company, any of its Subsidiaries, or any other relevant party. To the Knowledge of the Seller, the IRS has not proposed any such adjustment or change in accounting method, and there is no application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(vii) No written claim has been made by a tax authority in a jurisdiction where the Company or its Subsidiaries do not file tax returns such that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any tax return in, that jurisdiction.

(viii) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign tax law) as a result of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a combined, consolidated, or unitary tax return or (B) has any material liability for the taxes of any person (other than the Company or any Subsidiary) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(ix) As used in this Agreement, the term “tax return” means any report, statement, form, return or other document or information filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any taxes or the administration of any laws, regulations or administrative requirements relating to any taxes. As used in this Agreement, the terms “tax” or “taxes” means any and all (a) domestic or foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever including without limitation telecommunications taxes, assessments, contributions (including, but not limited to, contributions to state or federal universal service support mechanisms, to intrastate or interstate telecommunications relay services, to the administration of the North American Numbering Plan, to the shared costs of local number portability administration) and regulatory fees required under the Communications Act and State Telecommunications Laws, (b) interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with (i) any item described in clause (a), or (ii) the failure to comply with any requirement imposed with respect to any tax returns, and (c) liabilities in respect of any items described in clause (a) and/or clause (b) payable by reason of contract, assumption, transferee liability, operation of Law, being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise.

(p) Material Contracts.

(i) Disclosure Schedule 3.1(p) contains an accurate and complete list of the contracts to which the Company or its Subsidiaries are a party or by which the Company or its Subsidiaries are bound, that is or involves (each, a “Material Contract”):

(A) the twenty (20) largest customers of the Company and its Subsidiaries year-to-date based on the dollar amount of invoiced monthly recurring revenue through June 30, 2012;

(B) each Network Agreement;

(C) written or material oral agreements with employees;

(D) any non-employee sales representative or agent to the extent there has been more than $100,000 in payments to such Person in the last calendar year;

(E) a covenant or other restriction that materially limits the ability of the Company or its Subsidiaries to conduct its business, including non-solicitation, non-competition, and most-favored nation pricing restrictions, which are not terminable without payment by the Company or its Subsidiaries on sixty (60) days notice;

(F) any director or officer of the Seller, the Company, the Company’s Subsidiaries or any of their Affiliates (other than employment agreements with such Persons entered into in the ordinary course of business);

(G) the granting of a Lien (other than a Permitted Lien) upon any material assets of the Company or its Subsidiaries, or a loan agreement, note, mortgage, indenture, security agreement, guaranty, pledge or other agreement relating to Indebtedness (other than intercompany indebtedness and accounts receivable or accounts payable in the ordinary course);

(H) the acquisition of an equity interest in, or all or substantially all of the assets or business of, any other Person;

(I) indemnification of any Person with respect to losses relating to any current or former business of the Company and its Subsidiaries (other than standard indemnification provisions entered into in the ordinary course of business);

(J) a joint venture or partnership;

(K) any Lease of Leased Real Property;

(L) any written or material oral agreement between the Company or any of its Subsidiaries, on the one hand, and the Seller or any Affiliate of the Seller, on the other hand (including any Network Underlying Rights);

(M) any customer contract involving an indefeasible right of use or similar right to use dark or lit Network Fiber and which has a length equal to or greater than 200 route miles, and which is not otherwise identified on Disclosure Schedule 3.1(p)(i); or

(N) any agreement not made in the ordinary course of business and that is material to the business of the Company and its Subsidiaries, except as otherwise listed in response to clauses (A) through (M) above.

(ii) Except as set forth on Disclosure Schedule 3.1(p)(ii), all Material Contracts are valid, binding and enforceable in accordance with their terms against the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Seller, each other party thereto, and are in full force and effect. Except as set forth on Disclosure Schedule 3.1(p)(ii), each of the Company and its Subsidiaries has performed all material obligations imposed on it under such Material Contracts, and neither the Company and its Subsidiaries nor any other party thereto is in material default thereunder, nor, to the Knowledge of the Seller, has there occurred any event that with notice or lapse of time, or both, (a) would constitute a material default by the Company or its Subsidiaries or any other party thereunder, (b) would allow or give rise to the limitation, revocation, modification, or termination of any Material Contract, or (c) would result in the impairment of the rights of the Company or its Subsidiaries under any Material Contract; nor has the Seller, the Company or any Subsidiary received any notice regarding the matters described in (a) through (c). Except as set forth on Disclosure Schedule 3.1(p)(ii), there is no pending disagreement or dispute with any other party to any Material Contract, nor, to the Knowledge of the Seller, is there any pending request or process for amendment of any Material Contract. Accurate and complete copies of each written Material Contract (and written summaries of the terms of any oral Material Contract) have been delivered or otherwise made available to Buyer. Except as set forth on Disclosure Schedule 3.1(p)(ii), as of the date of this Agreement, none of the Seller, the Company or any of the Company’s Subsidiaries has received any written notification that any party to a Material Contract intends to cancel, terminate, materially modify, refuse to perform or refuse to renew such contract (if such contract is renewable).

(q) ERISA Compliance; Labor.

(i) Set forth on Disclosure Schedule 3.1(q) is a list of all Employee Benefit Plans. Except as set forth on Disclosure Schedule 3.1(q),

(A) neither the Company nor any other entity required to be aggregated with the Company under Section 414(b) or 414(c) of the Code (the “Aggregated Group”) sponsors, and neither the Company nor any member of the Aggregated Group has sponsored or incurred any liability with respect to, within the last six (6) years, a “defined benefit plan” as such term is defined in Section 3(35) of ERISA;

(B) no “prohibited transaction,” as such term is described in Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of the Employee Benefit Plans that would subject the Company or any member of the Aggregated Group, any officer of the Company or any of such plans or any trust to any material tax or penalty on prohibited transactions imposed by Section 4975 of the Code;

(C) neither the Company nor any member of the Aggregated Group has contributed or been obligated to contribute to any “multi-employer plan” as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA;

(D) there exists no condition that would subject the Company or any member of the Aggregated Group to any material liability under the terms of the Employee Benefit Plans or Applicable Laws other than any payment of benefits in the normal course of plan operation;

(E) each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder; and

(F) the execution and delivery of this Agreement and the consummation of the transaction will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director, or consultant of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the timing of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director, or consultant.

(ii) True, correct and complete copies of each of the Employee Benefit Plans and related trust documents and favorable determination letters, if applicable, have been furnished or made available to the Buyer or its representatives, along with the most recent report filed on Form 5500 and summary plan description with respect to each Employee Benefit Plan required to file a Form 5500. All material reports and disclosures relating to the Employee Benefit Plans required to be filed with or furnished to Governmental Authorities or plan participants or beneficiaries have been filed or furnished in all material respects in accordance with Applicable Laws in a timely manner. Each Employee Benefit Plan has been maintained in compliance with Applicable Laws. Except as set forth on Disclosure Schedule 3.1(q), as of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Seller, threatened against, or with respect to, any of the Employee Benefit Plans. All material contributions required to be made to the Employee Benefit Plans pursuant to their terms have been timely made. To the Knowledge of the Seller, as of the date of this Agreement, there is no matter pending with respect to any of the Employee Benefit Plans before the Internal Revenue Service or the Department of Labor other than as described on Disclosure Schedule 3.1(q).

(iii) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement. There are no organizational efforts presently being made or, to the Knowledge of the Seller, threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Seller, threatened against or affecting the Company or its Subsidiaries, and the Company and its Subsidiaries have not experienced any work stoppage or other labor difficulty since their inception. Neither the Company nor any of its Subsidiaries (A) is engaged in any unfair labor practices, has any unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the Knowledge of the Seller, threatened against it or (B) has any written notice of any charges, complaints or proceedings pending or, to the Knowledge of the Seller, threatened against it before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Authority responsible for regulating employment practices. The Company and its Subsidiaries are in material compliance with all laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation and the collection and payment of withholding and/or payroll taxes and similar taxes.

(r) Intellectual Property. Set forth on Disclosure Schedule 3.1(r) is a list of all issued patents and pending patent applications, registered trademarks and registered domain names owned by the Company or one of its Subsidiaries and used in the United States. The Company or one of its Subsidiaries owns, or has the license or right to use in the United States, all Intellectual Property currently used and necessary to conduct its business as presently conducted. Except as set forth on Disclosure Schedule 3.1(r), to the Knowledge of the Seller, as of the date of this Agreement, no third party has asserted against the Company or any of its Subsidiaries a claim in writing that the Company or any of its Subsidiaries is infringing the Intellectual Property of such third party.

(s) Broker’s Commissions. Except as set forth on Disclosure Schedule 3.1(s), neither the Company nor any Subsidiary thereof has, directly or indirectly, entered into any agreement with any Person that would obligate the Company or any Subsidiary thereof to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

(t) Network Facilities and Operations.

(i) Disclosure Schedule 3.1(t)(i) lists (each, a “Network Agreement”):

(A) each material indefeasible-right-of-use (“IRU”), fiber lease, license or similar right to use dark or lit Network Fiber or an associated wavelength, to which the Company or any of its Subsidiaries is a recipient of the IRU and is a party or by which they are bound (the “Network IRUs”);

(B) each material underlying right, easement, right-of-way, license, pole attachment agreement, or similar right in relation to Network Fiber owned by the Company or any of the Company Subsidiaries to which the Company or any of its Subsidiaries is a party or by which they are bound (the “Network Underlying Rights”);

(C) other than Network Underlying Rights, each material franchise agreement or similar agreement under which the Company or any of its Subsidiaries is authorized or permitted to place, keep or otherwise locate Network Fiber in or on public property owned or otherwise held by a municipality or similar Governmental Authority, including each material modification, amendment and supplement thereto, but for clarity excluding business licenses and construction permits (the “Network Franchise Agreements”);

(D) each material colocation agreement or similar agreement relating to locations where the Company or any of its Subsidiaries is authorized or permitted to place, keep or otherwise locate Network Equipment (other than spare Network Equipment) in or on Leased Real Property, including those locations which are adjacent to long haul segments of the Network and those which are used for POPs (the “Network Colocation Agreements”);

(E) each material agreement under which circuits, bandwidth, wavelength, capacity or Network Fiber used by the Network to provide connectivity to, or at the request of, a Customer is provided to or otherwise accessed by the Company or any of its Subsidiaries (the “Network Access Agreements”);

(F) each material interconnection agreement, peering agreement, or similar agreement providing for the interconnection of the Network with the networks of third parties (the “Network Interconnection and Peering Agreements”);

(G) each material agreement under which Network Fiber is serviced or maintained (the “Network Fiber Services Agreements”); and

(H) each material agreement under which Network Equipment is serviced, maintained or purchased (the “Network Equipment Agreements”).

(ii) Except as set forth on Disclosure Schedule 3.1(t)(ii), there are no written or, to the Seller’s Knowledge, other Claims or notices from a third party alleging or advising the Company that it considers the Company liable for any tariff or other payment of due but unpaid interstate or intrastate access charges in a material amount or that it believes the Company has provided services to Voice over IP services providers or other data or information service providers that are claimed to be in violation of federal or state Law or that have caused the Company to be liable for intrastate or interstate access charges or other fees or charges that the Company has not paid.

(iii) Disclosure Schedule 3.1(t)(iii) sets forth, as of the date of this Agreement, diagrams showing in reasonable detail:

(A) the approximate location of the Network Fiber which comprises the Company’s and its Subsidiaries’ long haul network (the “Long Haul Network”); and

(B) the approximate location of the Network Fiber which comprises the Company’s and its Subsidiaries’ metro access network (the “Metro Network,” and together with the Long Haul Network and the Network Equipment, the “Network”).

(iv) Disclosure Schedule 3.1(t)(iv) sets forth, as of the date of this Agreement, for the segments owned by Company, Seller, FirstEnergy Corp. and other third parties, (A) the number in use fibers and the number of available fibers in each segment of the Long Haul Network and the Metro Network, (B) the number of available conduits in such segment, (C) the approximate distance in such segment, and (D) the underlying owner.

(v) The Company and its Subsidiaries own or have a valid right to use the Network Fiber and Network Equipment that comprise the Network free and clear of all Liens, except Permitted Liens. The Company and its Subsidiaries own or have a valid right to use the Network Underlying Rights free and clear of all Liens other than Permitted Liens and has held all of the Network Underlying Rights in a manner that does not violate in any material respect the terms of any such Network Underlying Right. The Network Fiber and Network Equipment necessary for the conduct of the business of the Company and the Company Subsidiaries as presently conducted is in good working order (ordinary wear and tear excepted), is, to Seller’s Knowledge, free from any material defect and has been maintained in all material respects in accordance with the past practice of the Company and its Subsidiaries. The Network Agreements constitute all rights necessary to allow the business of the Company and its Subsidiaries to be operated in the ordinary course of business and consistent with past practices of the Company and its Subsidiaries.

(u) Transactions with Certain Persons. No officer or director of the Seller, the Company or the Company’s Subsidiaries or any Affiliate of any such Person, nor any member of such Person’s immediate family, is party to any contract, agreement, transaction or other arrangement with the Company or its Subsidiaries (i) providing for the furnishing of services (except in such Persons’ capacity as an officer, director or employee), (ii) providing for the purchase or rental of real or personal property to or from any such Person, (iii) providing for a loan or advance of funds to or from any such Person (except for normal advances to employees consistent with past practice) or (iv) otherwise requiring payments (other than for services as an officer, director, or employee) to or from such Person.

3.2 Representations and Warranties of the Buyer. As of the date of this Agreement and as of the Closing (except to the extent such representations and warranties speak expressly as of an earlier date), the Buyer represents and warrants to the Seller as follows:

(a) Organization; Good Standing and Other Matters. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not materially impair the ability of the Buyer to consummate the transactions contemplated in this Agreement.

(b) Authority. The Buyer has all requisite limited liability power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Buyer and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary limited liability or member action on the part of the Buyer. No other proceedings on the part of the Buyer is necessary to authorize this Agreement and the other Transaction Documents to which the Buyer is a party, to perform the Buyer’s obligations hereunder and thereunder or for the Buyer to consummate the transactions contemplated herein and therein. This Agreement and the other Transaction Documents to which the Buyer is or will be a party have been, or upon execution and delivery will be, duly and validly executed and delivered by the Buyer, and, assuming that this Agreement and the other Transaction Documents constitute the valid and binding agreement of the other parties thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(c) No Conflict; Required Filings and Consents. The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party do not, and consummation of the transactions contemplated herein and therein will not, (i) violate, conflict with, or result in any breach of any provisions of its certificate of formation or operating agreement; (ii) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any material contract, loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, lease, agreement, or other instrument or obligation, to which the Buyer is a party or by which the Buyer or any material portion of its assets is bound; or (iii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any Applicable Law binding upon the Buyer or by which it or any material portion of its assets is bound, except, with respect to clauses (ii) and (iii), such violations, conflicts, breaches or defaults as would not interfere with the ability of the Buyer to perform its obligations under this Agreement and the other Transaction Documents to which it is a party. No Consent of any Governmental Authority is required by or with respect to the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party or the consummation of the transactions contemplated herein and therein, except for (A) filings under the HSR Act, (B) consents and/or notices to state public utilities commissions, the FCC and/or the CRTC and (C) such other Consents, the failure of which to obtain would not interfere with the ability of the Buyer to perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party.

(d) Litigation. As of the date of this Agreement, there is no action, suit or judicial or administrative proceeding pending or, to the Knowledge of the Buyer, threatened against the Buyer relating to the transactions contemplated by this Agreement or which, if adversely determined, would adversely affect the ability of the Buyer to perform its obligations and agreements under this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated herein and therein.

(e) Financing. The Buyer has and shall have at the Closing sufficient Cash and available credit facilities to pay the full Purchase Price in accordance with the terms of this Agreement, to make all other necessary payments by it in connection with transactions contemplated hereby and to pay all of its related fees and expenses, and has and shall maintain through the Closing the Cash on hand or available under existing credit facilities.

ARTICLE IV

COVENANTS OF THE COMPANY

4.1 Conduct of Business. Except as contemplated by or otherwise permitted under this Agreement or in Disclosure Schedule 4.1 or to the extent that Buyer shall otherwise consent in writing (which, except for sections (d), (e), (f), (g), (h), (j), (k), (l), (m), (n), (o), (p), (r) and, to the extent related to the foregoing clauses, (u), consent shall not be unreasonably withheld or delayed), from the date of this Agreement until the Closing, the Seller covenants and agrees with the Buyer that the Company shall not, and shall not permit any of its Subsidiaries to:

(a) fail to act in the ordinary course of business and consistent with past practices of the Company to preserve substantially intact the Company’s and each of its Subsidiaries’ present business organization, or fail to use commercially reasonable efforts to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators, and others having business relationships with the Company and its Subsidiaries;

(b) fail to use commercially reasonable efforts to maintain the material tangible assets of the Company and each of its Subsidiaries in their current physical condition, except for ordinary wear and tear (any compliance with this Section 4.1(b) shall not be deemed to be a breach of Section 4.1(g)), or fail to use commercially reasonable efforts not to experience any damage, destruction or loss, whether or not covered by insurance to any material property of the Company or any of its Subsidiaries;

(c) except for the pre-approved items set forth in Disclosure Schedule 4.1 or in the ordinary course of business and consistent with past practices of the Company, materially amend, enter into, terminate, or waive any material right under, any Material Contract; provided that upon notice from Sandi Murphy to Scott Beer regarding a matter described in this Section 4.1(c), Scott Beer shall respond to such notice within forty-eight (48) hours of its receipt;

(d) merge or consolidate with or into any other Person, adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise alter the Company’s or a Subsidiary’s corporate structure;

(e) make any material increase in the compensation of any employee of the Company or its Subsidiaries or make any material change in personnel policies, employee benefits or other compensation arrangements affecting the employees of the Company or its Subsidiaries;

(f) take any action to institute any new severance or termination pay practices with respect to any of the directors, officers or employees of the Company or the Company Subsidiaries or to increase the benefits payable under their severance or termination pay practices, except to the extent that any such new or increased severance or termination pay is payable prior to or concurrently with the Closing;

(g) except for capital expenditures in accordance with the Company’s 2012 budget, authorize any single capital expenditure that is in excess of $500,000 or capital expenditures that are, in the aggregate, in excess of $1,000,000 in any calendar month or fail to continue to make capital expenditures in the ordinary course of business or acquire (including without limitation by merger, consolidation or the acquisition of any equity interest or assets) any material assets, except in the ordinary course of business and consistent with past practices of the Company;

(h) mortgage, pledge or subject to any Lien, other than Permitted Liens, any of its material assets;

(i) except as required by GAAP or by Applicable Law, change any of the material accounting principles or practices used by the Company or its Subsidiaries;

(j) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, or satisfaction, in the ordinary course of business and consistent with past practices of liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;

(k) issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any membership interests or voting securities of any class or any securities convertible into or exercisable or exchangeable for membership interests or voting securities of any class (except for the issuance of certificates in replacement of lost certificates);

(l) change or amend its charter documents or bylaws;

(m) except under the Seller Credit Facility in the ordinary course of business and consistent with past practices of the Seller and except for current liabilities within the meaning of GAAP incurred in the ordinary course of business and consistent with past practices of the Company, incur or assume any Indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person (other than endorsements of checks in the ordinary course) or make any loans, advances or capital contributions to, or investments in, any Person (other than among the Company and its Subsidiaries and among such Subsidiaries, and other than advances to directors, officers and employees in the ordinary course of business and consistent with past practices of the Company);

(n) make any settlement of or compromise any material tax liability, file any amendment to any tax return, change in any material respect any tax election or tax method of accounting or make any new tax election or adopt any new tax method of accounting, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

(o) sell, lease, transfer, convey, dispose of, any assets other than in the ordinary course of business;

(p) enter into any customer order or agreement (or modify any existing customer order or agreement) in which the customer pre-pays (i) for the Company or any Subsidiary to sell, lease, license, or otherwise transfer conduit or dark or lit fiber to any Person, (ii) for network services or capacity, including the sale of any IRU or lease to purchase or similar contract;

(q) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture;

(r) transfer, assign or grant any license or sublicense of any material rights under or with respect to any Intellectual Property of the Company, other than in the ordinary course of business, or permit to lapse, or instruct or consent to a future lapse, of Intellectual Property rights of the Company;

(s) cancel, compromise, waive or release any right or claim other than in the ordinary course of business;

(t) declare, set aside, make or pay any dividend or other distribution (other than cash dividends), payable in assets or other securities, property or otherwise, with respect to any membership interests of the Company or its Subsidiaries, or effect or approve any split, combination or reclassification of the membership interests of the Company or any of its Subsidiaries; or

(u) authorize any of, or commit or agree to take any of, the foregoing actions.

4.2 Access and Information. Until the Closing or termination of the Agreement, the Seller shall afford to Buyer and its representatives (including accountants and counsel) reasonable access, during normal business hours and upon reasonable notice, to all properties, books, records, and tax returns of the Company and each of its Subsidiaries and all other information with respect to their respective businesses, together with the opportunity, at the sole cost and expense of the Buyer, to make copies of such books, records and other documents and to discuss the business of the Company and each of its Subsidiaries with such directors, officers and counsel for the Company as Buyer may reasonably request for the purposes of familiarizing itself with the Company and each of its Subsidiaries, and shall cooperate fully with the Buyer and its representatives (including accountants and counsel), in connection with the foregoing. Notwithstanding the foregoing provisions of this Section 4.2, the Seller shall not be required to, or to cause the Company or any of its Subsidiaries to, grant access or furnish information to Buyer or any of Buyer’s representatives to the extent that such access or disclosure would violate the rights of its customers, would jeopardize an attorney/client or attorney work product privilege, or is prohibited by law or an existing contract or agreement. The Buyer shall not have access to personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the Seller’s good faith opinion is sensitive or the disclosure of which could subject the Seller, the Company or any of its Subsidiaries to risk of liability. All information provided pursuant to this Agreement shall remain subject in all respects to the Confidentiality Agreement until the Closing Date.

4.3 Third Party Consents. After the date of this Agreement and prior to the Closing, the Seller shall obtain the Consents identified on Disclosure Schedule 4.3.

4.4 Notification of Certain Matters; Supplemental Disclosure Letters. The Seller shall give prompt notice to the Buyer of (a) the occurrence, or failure to occur, of any event of which it has Knowledge that has caused any representation or warranty of the Seller contained in this Agreement to be inaccurate in any material respect and (b) the failure of the Seller to comply with or satisfy in any material respect any covenant to be complied with by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder. The Company shall have the right to disclose additional matters from time to time prior to the Closing that would have been required to be set forth in the Disclosure Schedules, provided that such supplemental disclosure shall not result in a waiver by the Buyer of any of its rights or remedies under this Agreement.

4.5 Company Transaction Costs. No later than three (3) Business Days prior to the Closing Date, the Seller shall provide the amount, in the aggregate, of all Company Transaction Costs that are to be paid or caused to be paid at Closing and shall provide the Buyer with a certificate setting forth (a) the identity of each Person that is to be paid at Closing; (b) the amount owed or to be owed to each such Person; and (c) the bank account and wire transfer information for each such Person.

4.6 No Solicitation.

(a) Until the earlier of (i) the Closing, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 9.1 hereof, neither the Seller nor any of the Seller’s Affiliates shall (nor shall the Seller permit any of its or the Company’s officers, directors, employees, stockholders, agents, representatives or Affiliates to), directly or indirectly, take any of the following actions with any party other than the Buyer and its designees: (A) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations, discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company or any of its Subsidiaries, or any amount of membership interests of the Company or equity interests of any Subsidiary (whether or not outstanding), whether by merger, purchase of assets, purchase of membership interests of the Company, tender offer, license or otherwise, or effect any such transaction, (B) disclose any information not customarily disclosed to any Person concerning the business, technologies or properties of the Company or any of its Subsidiaries, or afford to any Person access to their respective properties, technologies, books or records, not customarily afforded such access, (C) assist or cooperate with any Person to make any proposal to purchase all or any part of the membership interests of the Company or assets of the Company or any Subsidiary, or (D) enter into any agreement with any Person providing for the acquisition of the Company or any Subsidiary (other than inventory in the ordinary course of business), whether by merger, purchase of assets, purchase of membership interests of the Company, license, tender offer or otherwise. In the event that the Seller, the Company or any of the Seller’s or Company’s Affiliates shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 9.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (A), (C), or (D) above, or any request for disclosure or access as referenced in clause (B) above, the Seller shall immediately (x) suspend any discussion with such offeror or party with regard to such offers, proposals, or requests and (y) notify the Buyer thereof, including information as to identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as the Buyer may reasonably request.

(b) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.6 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that the Buyer shall be entitled to seek an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.6 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the Buyer may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or Affiliate of the Seller, the Company or any Subsidiary shall be deemed to be a breach of this Agreement by the Seller.

4.7 Non-Competition.

(a) For a period of five (5) years following the Closing, neither the Seller nor any of the Seller’s Affiliates shall, directly or indirectly, through any person, entity or contractual arrangement:

(i) sell, transfer, assign, or otherwise dispose of, any dark fiber; or

(ii) sell any wavelength service(s) that is solely provided on the fiber provided by the Company to the Seller or its Affiliates as of the Closing Date pursuant to an IRU or lease between the Company and the Seller.

(b) The Seller acknowledges that the covenants of the Seller set forth in this Section 4.7 are an essential element of this Agreement and that any breach by the Seller of any provision of this Section 4.7 will result in irreparable injury to the Buyer. The Seller acknowledges that in the event of such a breach, in addition to all other remedies available at law, the Buyer shall be entitled to seek equitable relief, including injunctive relief, as well as such other damages as may be appropriate. The Seller has independently consulted with their counsel and after such consultation agrees that the covenants set forth in this Section 4.7 are reasonable and proper to protect the legitimate interests of the Buyer.

(c) If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 4.7 are unreasonable, it is the intention and the agreement of the parties hereto that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Seller’s conduct that are reasonable in light of the circumstances and as are necessary to assure to the Buyer the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 4.7 because taken together they are more extensive than necessary to assure to the Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

4.8 Audited Financials. If the Closing Date is on or before December 31, 2012, Seller shall provide, and shall use its reasonable best efforts to cause the respective officers, employees and advisors (including legal and accounting advisors) of the Seller, the Company and its Subsidiaries to provide to the Buyer all cooperation reasonably requested by Buyer in connection with preparing and furnishing the Buyer an audited balance sheet for the Company and its Subsidiaries as of December 31, 2011 and a reviewed balance sheet for the Company and its Subsidiaries as of the quarter ended September, 30, 2012, and the related audited and reviewed, as applicable, statements of income, retained earnings, members’ equity and changes in financial position of the Company and its Subsidiaries, together with all related notes and schedules thereto (the “Company Audited Financial Statements”). If the Closing Date is on or after January 1, 2013, Seller shall instead provide Company Audited Financial Statements as of December 31, 2012. The Sellers shall promptly supplement any of the information provided pursuant to this Section 4.8 if such information contains any material misstatement or omission. The fees of Seller’s accountant in preparing the Company Audited Financial Statements shall be paid by the Buyer.

ARTICLE V

COVENANTS OF THE BUYER

5.1 Notification of Certain Matters. The Buyer shall give prompt written notice to the Seller of (a) the occurrence, or failure to occur, of any event of which the Buyer has Knowledge that has caused any representation or warranty of the Buyer contained in this Agreement to be untrue or inaccurate in any material respect and (b) the failure of the Buyer to comply with or satisfy in any material respect any covenant to be complied with by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

5.2 Employee Matters.

(a) The Buyer shall take such action as may be necessary so that on and after the Closing, and for one (1) year thereafter, officers and employees of the Company and its Subsidiaries who remain after the Closing in the employ of the Company or its Subsidiaries are, as the Buyer may determine from time to time, provided employee benefits which, in the aggregate, are substantially similar to those made available by the Buyer to officers and employees of the Buyer and its Subsidiaries having similar responsibilities and positions. For purposes of eligibility to participate and vesting in benefits provided by the Buyer to such officers and employees, the Buyer shall provide that the officers and employees of the Company and its Subsidiaries will be credited with their years of service with the Company and its Subsidiaries and any predecessors thereof to the extent service with the Buyer and its Subsidiaries and any predecessors thereof is taken into account under the plans of the Buyer and its Subsidiaries. The eligibility of any officer or employee of the Company and its Subsidiaries to participate in any welfare benefit plan or program of the Buyer shall not be subject to any exclusions for any pre-existing conditions if such individual has met the participation requirements of similar benefit plans and programs of the Company and its Subsidiaries. The Buyer shall provide that all individuals eligible to participate in any plan or arrangement contemplated above shall be immediately eligible to participate in the similar plan or arrangement maintained by the Buyer or its Subsidiaries (or the same plan or arrangement if still maintained). The Buyer shall provide that amounts paid before the Closing by officers and employees of the Company and its Subsidiaries under any health plans of the Company or its Subsidiaries shall, after the Closing, be taken into account in applying deductible and out-of-pocket limits applicable under the health plans of the Buyer provided as of the Closing to the same extent as if such amounts had been paid under such health plans of the Buyer. Nothing contained in this Section 5.2(a) shall create any rights in any officer or employee or former officer or employee (including any beneficiary or dependent thereof) of the Company, any of its Subsidiaries or the Surviving Corporation in respect of continued employment for any specified period of any nature or kind whatsoever.

(b) Subject to the other provisions set forth in this Section 5.2, after the Closing and subject to Applicable Law and the terms of any Employee Benefit Plan, the Buyer may amend, modify or terminate any Employee Benefit Plan in existence prior to the Closing. Nothing contained in this Section 5.2, express or implied, is intended to confer upon any employee of the Company or any of its Subsidiaries any right to continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any Employee Benefit Plan. This Section 5.2 shall inure exclusively to the benefit of and be binding upon the parties to this Agreement. Nothing in this Section 5.2 shall confer any rights or remedies of any kind or description upon any officer or employee, or their respective successors and assigns.

5.3 Access to Information. From and after the Closing, the Buyer shall (and shall cause the Company and each of its Subsidiaries and other Affiliates to), during normal business hours and upon reasonable notice, make available and provide the Seller and its respective representatives (including, without limitation, counsel and independent auditors) with access to the facilities and properties of the Company and each of its Subsidiaries and to all information, files, documents and records (written and computer) relating to the Company and its Subsidiaries or any of their businesses or operations for any and all periods prior to and including the Closing Date that they may require with respect to any reasonable business purpose (including, without limitation, any tax matter) or in connection with any claim, dispute, action, cause of action, investigation or proceeding of any kind by or against any Person, and shall (and shall cause the Company and each of its Subsidiaries and other Affiliates) cooperate fully with the Seller and its respective representatives (including counsel and independent auditors) in connection with the foregoing, at the sole cost and expense of the Seller, including, without limitation, by making tax, accounting and financial personnel and other appropriate employees and officers of the Company and each of its Subsidiaries available to the Seller and its respective representatives (including counsel and independent auditors), with regard to any reasonable business purpose. Notwithstanding the foregoing, the Buyer shall not be required to (and shall not be required to cause the Company and each of its Subsidiaries and other Affiliates to) grant access or furnish information to the Seller and its representatives to the extent that such access or disclosure would violate or prejudice the rights of its customers, would jeopardize an attorney/client or attorney work product privilege, or is prohibited by law or an existing contract or agreement. The Seller shall not have access to personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the Buyer’s good faith opinion is sensitive or the disclosure of which could subject the Company or any of its Subsidiaries to risk of liability; provided that the Seller shall not be prohibited from accessing such information pursuant to a valid court order. In addition, the Seller shall use its reasonable best efforts to cause its auditors, at Buyer’s expense, to furnish the Buyer and the Company and their financing sources all financial statements, pro forma financial statements and other financial data and financial information of the Company and its Subsidiaries, including all financial statements and financial and other data of the type required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt securities, and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act (including pro forma financial information), and other documents required to satisfy any customary negative assurance opinion, to consummate a financing, together with customary consents and comfort letters by auditors of the Company.

5.4 Tax Matters.

(a) Tax Returns. The Seller shall prepare, or cause to be prepared, and shall timely file, or cause to be timely filed, all tax returns of the Company and its Subsidiaries that become due prior to the Closing Date. The Buyer shall prepare, or cause to be prepared, and shall timely file, or cause to be timely filed, all other tax returns of the Company and its Subsidiaries. Buyer will provide the Seller with a copy of any such tax return that relates to a Pre-Closing Tax Period prior to the due date for such return for Seller’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed). Not later than five (5) days prior to the due date for the filing of any tax return that relates to a Pre-Closing Tax Period, the Seller shall pay to the Buyer the amount of taxes shown due on such return (or the portion of such taxes allocable to the Seller pursuant to Section 5.4(d)) to the extent the Seller is obligated to pay such amounts pursuant to Section 5.4(b).

(b) The Seller’s Obligations. Except to the extent that any liability for taxes is specifically taken into account in determining Net Working Capital, the Seller shall be responsible for and pay, and shall indemnify and hold harmless the Buyer and the Company and its Subsidiaries with respect to (i) any and all taxes imposed on the Company or its Subsidiaries, or for which the Company or a Subsidiary is liable with respect to any periods ending on or before, or, to the extent apportioned pursuant to Section 5.4(d), including the Closing Date, (ii) all taxes arising out of a breach of the representations, warranties or covenants contained in Section 3.1(o), (iii) all sales, use, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar taxes resulting from the transactions contemplated by this Agreement, and (iv) any costs or expenses with respect to taxes indemnified hereunder. Any indemnity required to be made by the Seller pursuant to this Section 5.4(b) shall be made within thirty (30) days of written notice from the Buyer.

(c) The Buyer’s Obligations. Except as otherwise provided in this Section 5.4, from and after the Closing Date, the Buyer and the Company shall be solely responsible for the payment or discharge of all taxes imposed on the Company or its Subsidiaries for (i) all periods beginning after the Closing Date or, to the extent apportioned pursuant to Section 5.4(d), including the Closing Date and (ii) any costs or expenses with respect to taxes indemnified hereunder. The Buyer shall indemnify, defend and hold the Seller and its Affiliates harmless from any and all taxes that are the Buyer’s responsibility pursuant to the immediately preceding sentence. Any indemnity payment required to be made by the Buyer pursuant to this Section 5.4(c) shall be made within thirty (30) days of written notice from the Seller.

(d) Apportionment. For the sole purpose of appropriately apportioning any taxes relating to a period that includes (but that would not end on) the Closing Date, the Buyer and the Seller will, to the extent permitted by applicable Law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company and its Subsidiaries. In the case where applicable Law does not permit the Buyer and the Seller to treat the Closing Date as the last day of a taxable period, then, for purposes of this Agreement, the portion of such tax that is apportioned to the Company or a Subsidiary for the part of such taxable period that ends on the Closing Date shall be (i) in the case of a tax that is not transaction-based, the total amount of such tax for the full taxable period that includes the Closing Date multiplied by a fraction, the numerator of which is the number of days from the beginning of such taxable period up to and including the Closing Date and the denominator of which is the total number of days in such full taxable period, and (ii) in the case of transaction-based taxes, including any taxes based on net income, the tax that would be due with respect to such partial period, if such partial period were a full taxable period, apportioning income, gain, expenses, loss, depreciation, deductions and credits equitably based on an interim closing of the books.

(e) Contests. For purposes of this Agreement, a “Contest” is any audit, court proceeding or other dispute with respect to any tax matter that affects the Company or its Subsidiaries. Unless the Buyer has previously received written notice from the Seller of the existence of such Contest, the Buyer shall give written notice to the Seller of the existence of any Contest relating to a tax matter that is the Seller’s responsibility under Section 5.4(b) within ten days from the receipt by the Buyer of any written notice of such Contest, but no failure to give such notice shall relieve the Seller of any liability hereunder. Unless the Seller has previously received written notice from the Buyer of the existence of such Contest, the Seller shall give written notice to the Buyer of the existence of any Contest for which the Buyer has responsibility within ten days from the receipt by the Seller of any written notice of such Contest. The Buyer, on the one hand, and the Seller, on the other, agree, in each case at no cost to the other party, to cooperate with the other and the other’s representatives in a prompt and timely manner in connection with any Contest. Such cooperation shall include, but not be limited to, making available to the other party, during normal business hours, all books, records, returns, documents, files, other information (including, without limitation, working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files. The Seller shall, at its election, have the right to represent the Company’s or a Subsidiary’s interests in any Contest relating to a period ending on or before the Closing Date, to employ counsel of its choice at its expense and to control the conduct of such Contest, including settlement or other disposition thereof; provided, however, that the Buyer shall have the right to consult with the Seller regarding any such Contest at the Buyer’s own expense and provided, further, that any settlement or other disposition of any such Contest may only be with the consent of the Buyer, which consent will not be unreasonably withheld. The Buyer shall have the sole right to control the conduct of any Contest with respect to any period ending after the Closing Date.

(f) Price Adjustment. All indemnification payments made under this Agreement shall be treated as purchase price adjustments for tax purposes to the extent permitted under applicable Laws.

(g) Controlling Provisions. In the event of any conflict between the provisions of this Section 5.4 and the provisions of Article X, the provisions of this Section 5.4 shall control with respect to taxes.

5.5 First Communications Name. The Buyer agrees that no later than sixty (60) days after the Closing Date, it shall take all action necessary to discontinue use of the “First Communications” corporate or tradename or trademark; provided, however, that the Buyer shall have a reasonable period of time after the Closing Date to remove any “First Communications” trademarks, names or logos from printed advertising materials.

ARTICLE VI

MUTUAL COVENANTS

6.1 Governmental Consents.

(a) Except for the filings and notifications made pursuant to applicable Antitrust Laws, to which Sections 6.1(b) and (c), and not this Section 6.1(a), shall apply, promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Authorities such Consents that are necessary in order to consummate the transactions contemplated by this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.

(b) Promptly following the execution of this Agreement, but in no event later than ten (10) Business Days following the date of this Agreement, the parties shall file, or cause to be filed by their respective “ultimate parent entities,” with the FTC and the DOJ the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated in the Transaction Documents, which notifications will include a request for early termination of the waiting period under the HSR Act. Promptly following the execution of this Agreement, the Seller and the Buyer shall proceed to prepare and file with the appropriate Governmental Authorities such additional requests, reports or notifications as may be required in connection with this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Each of the Buyer and the Seller shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act. The Buyer and the Seller shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ. The Buyer shall not be required to (i) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or the Buyer or either’s respective Subsidiaries; (ii) terminate existing relationships and contractual rights and obligations of the Company or the Buyer or either’s respective Subsidiaries; (iii) terminate any relevant venture or other arrangement; or (iv) effectuate any other change or restructuring of the Company or the Buyer (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with the FTC, DOJ or other Governmental Authority), in each case with respect to the foregoing clauses (i), (ii), (iii) or (iv) (each a “Divestiture”). The Buyer shall be entitled to direct any proceedings or negotiations with any Governmental Authority relating to any of the foregoing, provided that it shall afford the Seller a reasonable opportunity to participate therein.

(c) From the date of this Agreement through the date of termination of the required waiting period under the HSR Act, the Seller, the Company and the Buyer shall not take any action that could reasonably be expected to hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable Antitrust Law.

(d) The Buyer and the Seller shall each pay one-half of the filing fee required under the HSR Act and all other applicable Antitrust Laws.

6.2 Investigation and Agreement by Buyer; No Other Representations or Warranties.

(a) The Buyer acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its Subsidiaries and their businesses and operations, and the Buyer has been furnished with or given full access to such information about the Company and its Subsidiaries and their businesses and operations as it requested. In connection with the Buyer’s investigation of the Company and its Subsidiaries and their businesses and operations, the Buyer and its respective representatives has received from the Seller or its representatives certain projections and other forecasts for the Company and its Subsidiaries and certain estimates, plans and budget information. The Buyer acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; (ii) the Buyer is familiar with such uncertainties; and (iii) the Buyer is taking full responsibility for making its own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it or its representatives.

(b) The Buyer agrees that, except for the representations and warranties made by the Seller that are expressly set forth in the Transaction Documents, none of the Seller, the Company, any Subsidiary of the Company or any of its Affiliates or representatives has made and shall not be deemed to have made to the Buyer or its respective Affiliates or representatives any representation or warranty of any kind. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the Seller and set forth in Section 3.1, the Buyer agrees that none of the Seller, the Company, any Subsidiary of the Company or any of their respective Affiliates or representatives makes or has made any representation or warranty to the Buyer or to any of its representatives or Affiliates with respect to:

(i) any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to the Buyer or its representatives or Affiliates; or

(ii) any other information, statements or documents heretofore or hereafter delivered to or made available to the Buyer or its representatives or Affiliates, including the information contained in the electronic data room, with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries, except as expressly covered by representations and warranties made by the Seller and set forth in the Transaction Documents.

(c) The Seller acknowledges and agrees that, except for the representations and warranties made by the Buyer as expressly set forth in Section 3.2, none of the Buyer or any of its Affiliates or representatives makes or has made to any of the Seller, the Company, any Subsidiary of the Company or any of its Affiliates or representatives any representation or warranty of any kind.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation. The respective obligations of the Seller and the Buyer to effect the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Consents and Approvals. All Consents of or imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained, occurred or have been made, including:

(i) those arising under all applicable Antitrust Laws, including the expiration or termination of the applicable waiting period under the HSR Act; and

(ii) the consent of the FCC and notice to the CRTC.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or any other Transaction Document shall be in effect.

(c) No Action. No action shall have been taken nor any statute, rule or regulation shall have been enacted by any Governmental Authority that makes the consummation of the transactions contemplated by this Agreement or any other Transaction Document illegal.

7.2 Conditions to Obligation of the Buyer. The obligation of the Buyer to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Buyer:

(a) Representations and Warranties. Each of the representations and warranties of the Seller set forth in Section 3.1 shall be accurate in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) as of the date of this Agreement and (except to the extent such representations and warranties speak expressly as of an earlier date) as of the Closing as though made on and as of the Closing (it being understood that any supplemental disclosure letter delivered by the Seller to the Buyer prior to the Closing Date shall not be taken into consideration for purposes of determining the accuracy of such representations and warranties unless otherwise agreed by the Buyer and the Seller). The Buyer shall have received a certificate signed on behalf of the Seller by the Chief Executive Officer of the Seller to such effect.

(b) Performance of Obligations of the Company. The Seller shall have performed in all material respects all obligations and complied with all covenants and conditions required to be performed or complied with by it under this Agreement at or prior to the Closing, and the Buyer shall have received a certificate signed on behalf of the Seller by the Chief Executive Officer of the Seller to such effect.

(c) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered at the Closing by the Seller pursuant to Section 8.2(b) of this Agreement shall have been delivered.

(d) No Adverse Litigation. No order of any Governmental Authority shall be in effect that enjoins, restrains, conditions, or prohibits the consummation of this Agreement or any other Transaction Document, and no litigation, investigation, or administrative Proceeding shall be pending or threatened that would enjoin, restrain, condition or prevent consummation of the transactions contemplated by this Agreement or any other Transaction Document.

(e) No Material Adverse Effect. There shall not have occurred any change, event, or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

(f) Spin-Off of Odyssey and Diamond. Seller shall cause the Company to assign to the Seller or an Affiliate of Seller all of the Company’s direct or indirect equity interests of each of Odyssey Communications, LLC, a Pennsylvania limited liability company, and Diamond Communications Holdings, LLC, a Delaware limited liability (the “Spin-Off”, and such entities, the “Spin-Off Entities”).

(g) Assignment of Globalcom/Sunesys IRU. Seller shall cause (i) Globalcom to assign its IRU received from Sunesys to the Company and (ii) the Company to sub-IRU eight (8) fibers back to the Seller on terms and conditions consistent with the Company’s standard IRU agreement and otherwise mutually acceptable to the Buyer and the Seller, but with economic terms set such that Seller pays (A) 7.4% (8/108) of the common maintenance costs of the fiber incurred by the Company and (B) 100% of any costs incurred by Company related solely to Seller’s use of the eight (8) fibers.

(h) Execution of Agreement Governing Services Provided by the Company to Seller. At the Closing, Seller and Buyer shall execute an agreement between Seller and the Company governing the necessary terms and conditions on services provided by the Company to the Seller. The services and pricing shall generally align with those described on Schedule 7.2(h), but shall be further amended to reflect (i) a complete description of the services provided, (ii) a three (3) year renewal for any services provided by the Company to the Seller that have expired or will expire within the next twelve (12) months, (iii) the MPLS services being provided by the Company to the Seller, and (iv) any additional services provided by the Company to the Seller not reflected on Schedule 7.2(h).

7.3 Conditions to Obligations of the Seller. The obligation of the Seller to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Seller:

(a) Representations and Warranties. Each of the representations and warranties of the Buyer set forth in this Agreement shall be accurate in all material respects as of the date of this Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) as of the Closing as though made on and as of the Closing. The Seller shall have received a certificate signed on behalf of the Buyer by the Chief Executive Officer or the Chief Financial Officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer. The Buyer shall have performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied with by the Buyer under this Agreement at or prior to the Closing, and the Seller shall have received a certificate signed on behalf of the Buyer by the Chief Executive Office or the Chief Financial Officer of the Buyer to such effect.

(c) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered at Closing by the Buyer pursuant to Section 8.2(a) of this Agreement shall have been delivered.

ARTICLE VIII

CLOSING

8.1 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article IX, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Acquisition (the “Closing”) shall take place at 9:00 a.m., not later than the fifth Business Day after termination or expiration of the applicable waiting period (and any extension thereof) under the HSR Act and the satisfaction of the conditions set forth in Section 7.1(a), at the offices of Gibson, Dunn & Crutcher, LLP, 1801 California Street, 80202, unless another date, time or place is mutually agreed to in writing by the Buyer and the Seller. If any of the conditions set forth in Article VII are not satisfied or waived at the time the Closing is to occur pursuant to this Section 8.1, the Buyer or the Seller may, by notice to the other, adjourn the Closing to a date specified in that notice (but not later than the Termination Date). (The date and time on which the Closing, as it may have been adjourned, occurs is the “Closing Date.”).

8.2 Actions to Occur at Closing.

(a) At the Closing, the Buyer shall deliver or pay, as the case may be, the following in accordance with the applicable provisions of this Agreement:

(i) Closing Payments. To the Seller, the Indemnification Escrow Agent and the other payees identified in Section 2.4, by wire transfers of immediately available funds, the payments required to be made by the Buyer at the Closing under Sections 2.4 and 2.5;

(ii) Certificates. The certificates described in Section 7.3(a) and (b); and

(iii) Indemnification Escrow Agreement. To the Seller, a counterpart of the Indemnification Escrow Agreement executed by the Buyer and the Indemnification Escrow Agent.

(b) At the Closing, the Seller shall deliver to the Buyer the following:

(i) Certificate. The certificates described in Section 7.2(a) and (b), and Section 3.1(g)(i);

(ii) Resignations. Resignations of the managers of the Company and each of its Subsidiaries and such officers as requested by the Buyer;

(iii) Indemnification Escrow Agreement. To the Buyer, a counterpart of the Indemnification Escrow Agreement executed by the Seller;

(iv) Bank Accounts. Evidence of the removal of the Company’s and its Subsidiaries’ bank account signatories and the replacement of such signatories effective as of the Closing with individuals to be designated by the Buyer no less than five (5) days prior to the Closing Date;

(v) FIRPTA Certificate. A certificate of non-foreign status from the Seller, in a form reasonably acceptable to the Buyer, satisfying the requirements of Section 1.1445-2(b)(2)(i) of the Treasury Regulations; and

(vi) Debt Payoff Letters. The Seller shall have delivered to the Buyer payoff letters duly executed by each holder of Indebtedness, each in form and substance reasonably acceptable to the Buyer, in which the payee shall agree that upon payment of the amount specified in such payoff letter (i) all outstanding obligations of the Company and its Subsidiaries arising under or related to the applicable Indebtedness shall be repaid, discharged and extinguished in full; (ii) all Liens in connection therewith shall be released; (iii) the payee shall take all actions reasonably requested by the Buyer to evidence and record such discharge and release as promptly as practicable; and (iv) payee shall return to the Company and its Subsidiaries all instruments evidencing the applicable Indebtedness and all collateral securing the applicable Indebtedness.

(vii) Liens. The Seller shall have delivered to the Buyer evidence of the termination of all Liens other than Permitted Encumbrances.

(viii) Amendment to Stock Purchase Agreement between Company, Seller and Allegheny Ventures, Inc. dated December 31, 2011 (“12/31/11 SPA”). Seller and Company shall have delivered to the Buyer an executed amendment to the 12/31/11 SPA (including First Energy Corporation’s signature thereto) that modifies the non-compete obligations contained in Section 6.7 thereof to clarify that (A) all such non-compete obligations shall be in effect for a period of five (5) years from the Closing Date of this Membership Interest Purchase Agreement, and (B) the term Affiliates as used in Section 6.7 shall expressly include FirstEnergy Corp. and its Affiliates and that FirstEnergy Corp. and its Affiliates unconditionally agree to the non-compete terms contained therein.

(ix) Good Standing Certificates. Good standing certificates for the Company and each of its Subsidiaries dated within two business days of the Closing Date.

(x) Assignment. An assignment of the Membership Interests in form and substance satisfactory to the Buyer (the “Assignment”).

(xi) Consents. The Consents identified on Disclosure Schedule 4.3.

(xii) Amendments to Affiliate Agreements. Seller and Company shall have delivered to the Buyer executed amendments to each of the three (3) Facility Lease and IRU Agreements and the three (3) Capacity Use and Service Agreements, each between the Company, as assignee in interest to FirstEnergy Telecom Services, Inc., and FirstEnergy Corp. and its affiliates (“Owners”). Such affiliate agreement amendments shall modify the following terms: (A) the 5% of revenue Supplemental Charge in each agreement shall be eliminated and replaced with a fixed fee Supplemental Charge of $610,000 (which will be the annual cumulative total amount of the Supplemental Charge for all agreements combined) that, beginning on the first anniversary of the effective date of the amendments, will be adjusted on December 31st of each year by the increase in the U.S. Consumer Price Index, All Urban consumers (CPI-U), and (B) the Capacity Use and Service Agreements will be modified to clarify that “Available Capacity” shall include all of Owners’ unused dark fiber optic strands and shall further be modified such that the Available Capacity may only be recalled if (x) the Owners have a valid, affiliate electric or gas utility need for such capacity, or are required by regulatory authorities to terminate the Company’s access and (y) except in the case of a termination required by regulatory authority, Company and/or Buyer cannot provide Owners with an applicable dark fiber or lit service solution. Notwithstanding anything set forth in this Section 8.2(b)(xii), the affiliate agreement amendments shall not be executed and effective unless and until all necessary state regulatory approvals, if any, have been obtained, and in the event that state regulatory approvals are required prior to the amendments becoming effective, the closing condition set forth herein shall be satisfied if the language of the amendments (consistent with this Section 8.2(b)(xii)) has been agreed to between the Company and Owners and any necessary filings are made for any required state regulatory approvals prior to Closing. The parties agree to use good faith reasonable efforts to obtain all such required regulatory approvals as soon as practicable.

(xiii) Withdrawals. The Seller shall have delivered to the Buyer evidence of the final resolution of the withdrawals described on Disclosure Schedule 8.2(b)(xiii).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of the Buyer and the Seller; or

(b) by either the Buyer or the Seller:

(i) if there shall have been any breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (A) would give rise to the failure of a condition to the Closing hereunder and (B) either (1) cannot be cured or (2) if it can be cured, has not been cured prior to 5:00 p.m. on the date immediately preceding the Termination Date (the “Cure Period”); and, without limiting the generality of the foregoing, there shall be no Cure Period for the Buyer’s failure to obtain all funds on or prior to the Closing Date necessary to consummate the Acquisition and the other transactions contemplated by this Agreement and the other Transaction Documents in accordance with the terms and conditions hereof and thereof (which failure shall constitute a material breach of this Agreement);

(ii) if a court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the Buyer and the Seller shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and the other Transaction Documents and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party who did not use reasonable best efforts to lift any such order, decree, ruling or other action or whose failure to comply with Section 6.1 has been the primary cause of the condition set forth in this Section 9.1(b)(ii) not being satisfied; or

(iii) if the Closing shall not have occurred on or before 5:00 p.m. on April 30, 2013 (the “Termination Date”); provided however that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

9.2 Effect of Termination. In the event of the termination of this Agreement by either the Seller or the Buyer as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of the Buyer or the Seller or their respective Affiliates, directors, officers, employees or shareholders, except that Article I, this Article IX and Article XI shall survive such termination.

9.3 Fees and Expenses Following Termination. If this Agreement is terminated (a) by the Seller pursuant to Section 9.1(b)(i) or (b) by the Buyer for any reason not set forth in Section 9.1, then in either such case the Buyer shall, within three (3) Business Days after such termination, pay to the Seller the Termination Fee by wire transfer of immediately available funds. In addition, the Buyer shall reimburse the Seller for its out-of-pocket legal, accounting, investment banker and other professional fees and expenses incurred in connection with the transactions contemplated herein within three (3) Business Days after the Seller notifies the Buyer of the amount thereof. The Seller and the Buyer acknowledge and hereby agree that the provisions of this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions the Seller and the Buyer would not have entered into this Agreement. Each of the parties hereto acknowledges and agrees that the Termination Fee provided for in this Section 9.3 constitutes liquidated damages, and not a penalty, and is reasonable in the event of a termination by the Buyer for any reason not provided for in Section 9.1. The payment by the Buyer of the Termination Fee pursuant to this Section 9.3 shall be the sole remedy of the Seller with respect to the termination by the Buyer or any breach of this Agreement by the Buyer. If the Buyer shall fail to pay in a timely manner the amounts due pursuant to this Section 9.3, and, in order to obtain such payment, the Seller makes a claim against the Buyer that results in a judgment against the Buyer, the Buyer shall pay to the Seller the reasonable costs and expenses of the Seller (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 9.3 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

9.4 Return of Information. Within ten (10) Business Days following termination of this Agreement in accordance with Section 9.1, the Buyer shall, and shall cause its Affiliates and representatives to, return to the Seller, or destroy, all Evaluation Material (as defined in the Confidentiality Agreement) furnished or made available to the Buyer and its Affiliates and representatives by or on behalf of the Seller, and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by the Buyer or any of its Affiliates or representatives (including electronic copies thereof) that refer to, relate to, discuss or contain, or are based on, in whole or in part, any such Evaluation Material. The Buyer shall deliver a certificate signed by its Chief Executive Officer, which certificate shall provide evidence reasonably substantiating the return or destruction of the Information as required under this Section 9.4.

ARTICLE X

INDEMNIFICATION

10.1 Survival of Representations, Warranties and Agreements. The representations and warranties of the Seller and the Buyer set forth in this Agreement, the other Transaction Documents, and in any certificate delivered in connection with this Agreement or any of the other Transaction Documents and the right of an Indemnified Person to assert any claim for indemnification pursuant to this Article X shall survive the Closing until 5:00 p.m. on the date that is eighteen (18) months following the Closing Date (as modified by the following proviso, the “Expiration Date”); provided, however, that (a) the representations and warranties set forth in Sections 3.1(a) (b), (c), (d) and (e) relating to the organization and capitalization of the Company and its Subsidiaries, and Section 3.2(b) relating to authority (Sections 3.1(a), (b), (c), (d) and (e) and 3.2(b) are collectively referred to herein as the “Fundamental Representations”), shall survive indefinitely, (b) the representations and warranties set forth in Section 3.1(o) relating to taxes shall survive until close of business on the 120th day following the expiration of the applicable statute of limitations and (c) the covenants and other agreements of the Seller and the Buyer set forth in this Agreement and in the other Transaction Documents shall survive the Closing Date in accordance with their terms.

10.2 Indemnification of the Buyer Indemnified Persons. Subject to the limitations on recourse and recovery set forth in this Article X, from and after the Closing, the Seller shall indemnify, defend and hold harmless the Buyer Indemnified Persons from and against any and all Losses imposed upon or incurred by any Buyer Indemnified Person after the Closing, in connection with, arising out of or resulting from (a “Buyer Indemnification Claim”):

(a) the inaccuracy or breach of any representation or warranty made by the Seller in Section 3.1, or in any certificate delivered by or on behalf of the Seller to the Buyer prior to the Closing in connection with this Agreement (giving effect to any limitations or qualifications thereto, including materiality or Material Adverse Effect, for purposes of determining whether a breach has occurred but not for purposes of determining Losses therefrom);

(b) any nonfulfillment or breach by the Seller of any covenant or agreement made by the Seller under this Agreement and which is required to be performed by the Seller at or prior to the Closing; or

(c) the Special Indemnification Matters.

10.3 Indemnification of the Seller Indemnified Persons. From and after the Closing, the Buyer shall indemnify, defend and hold harmless the Seller Indemnified Persons from and against any and all Losses imposed upon or incurred by any Seller Indemnified Person after the Closing in connection with, arising out of or resulting from (a “Seller Indemnification Claim”):

(a) the inaccuracy or breach of any representation or warranty made by the Buyer in Section 3.2, or in any certificate delivered by or on behalf of the Buyer to the Seller in connection with this Agreement (giving effect to any limitations or qualifications thereto, including materiality or Material Adverse Effect, for purposes of determining whether a breach has occurred but not for purposes of determining Losses therefrom); or

(b) any nonfulfillment or breach of any covenant or agreement made by the Buyer under this Agreement.

10.4 Limitations.

(a) Minimum Loss. The Buyer Indemnified Persons shall not be entitled to be indemnified for Losses pursuant to Section 10.2 (other than pursuant to Section 10.2(c)), unless and until the aggregate amount of all such Losses exceeds $550,000, or with respect to any inaccuracy or breach of the representations and warranties set forth in Section 3.1(o) relating to taxes, and the covenants made by the Seller in Section 5.4 relating to taxes, unless and until the aggregate amount of all such Losses exceeds $100,000 (in each case, as applicable, the “Minimum Loss”) and otherwise satisfy all other requirements under this Section 10.4. After the Minimum Loss is exceeded, Buyer Indemnified Persons shall be entitled to be paid the entire amount of any Losses pursuant to Section 10.2 from the first dollar thereof without regard to the Minimum Loss, subject to the limitations on recovery and recourse set forth in this Agreement.

(b) Limitation as to Time. No Indemnifying Person shall be liable for any Losses that are indemnifiable under Section 10.2(a) or Section 10.3(a) unless a written claim for indemnification under this Agreement is delivered by the Indemnified Person to the Indemnifying Person with respect thereto prior to the applicable Expiration Date.

(c) Sole and Exclusive Remedy; Recourse Against Escrowed Funds.

(i) Except as provided in Section 5.4, each of the Buyer and the Seller acknowledges and agrees that, after the Closing, notwithstanding any other provision of this Agreement to the contrary, the sole and exclusive remedy of the Buyer Indemnified Persons and the Seller Indemnified Persons with respect to claims for Losses or otherwise, including those set forth in Sections 10.2 and 10.3, in connection with, arising out of or resulting from the subject matter of this Agreement and the transactions contemplated hereby (except for the equitable remedies described in Section 11.18 and claims arising out of fraud and for claims for injunctive relief) shall be in accordance with, and limited solely to indemnification under, the provisions of this Article X.

(ii) Until such time as the Indemnification Escrow Amount is exhausted or released, Buyer Indemnified Persons shall be prohibited from asserting a claim against the Seller for Losses.

(d) Maximum Claims. The maximum aggregate amount of indemnifiable Losses which may be recovered from an indemnifying party arising out of or relating to the causes set forth in Section 10.2(a) or Section 10.3(a), as the case may be, shall be an amount equal to $16,500,000; provided, that the foregoing clause shall not apply to Losses arising out of or relating to the inaccuracy or breach of any Fundamental Representation, the representations and warranties set forth in Section 3.1(o) relating to taxes, the covenants made by Seller in Section 5.4 relating to taxes or to any representation in the event of fraud, intentional misrepresentation or intentional breach.

(e) Characterization of Payments. For all tax purposes, the parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Purchase Price payable to the Seller pursuant to Article II unless a final and nonappealable determination by an appropriate Governmental Authority (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise; provided that the Indemnifying Person’s prior written consent (which will not be unreasonably withheld, conditioned or delayed) will be obtained by the Indemnified Person who seeks to accept, via a settlement or compromise with any such Governmental Authority, a position that is contrary to treatment of an indemnity payment as an adjustment to the Purchase Price payable to the Seller pursuant to Article II.

10.5 Third Party Claims.

(a) Promptly after receipt by any Indemnified Person of notice of the commencement or assertion of any action, proceeding, demand, claim or investigation by a third party or circumstances which, with the lapse of time, such Indemnified Person believes is likely to give rise to an action, proceeding, demand, claim or investigation by a third party (an “Asserted Liability”) that may result in a Loss, such Indemnified Person shall give written notice thereof (the “Claims Notice”) to the Indemnifying Persons. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article X unless and only to the extent that the Indemnifying party is materially prejudiced by such failure.

(b) If the Indemnifying Persons acknowledge in writing their obligation to indemnify the Indemnified Persons against any and all Losses that may result from an Asserted Liability, the Indemnifying Persons shall be, subject to the limitations set forth in this Section 10.5, entitled to assume control of and appoint lead counsel for such defense; provided, however, that the Indemnifying Persons shall not have the right to assume control of the defense of any Asserted Liability (i) to the extent that the object of such Asserted Liability is to obtain an injunction, restraining order, declaratory relief or other non-monetary relief against the Indemnified Person which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Person, or (ii) if the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Persons and the Indemnifying Persons and the former shall have been advised in writing by counsel (with a copy to the Indemnifying Persons) that there are one or more legal or equitable defenses available to them that are different from or additional to those available to Indemnifying Persons; provided, further, that to exercise such rights the Indemnifying Person must give notice to the Indemnified Person within 30 days after receipt of any such Claims Notice whether it is agreeing to accept responsibility and assuming control of and appointing lead counsel for such defense. If the Indemnifying Person does not give such notice within such 30-day period or either proviso in this Section 10.5(b) applies, then the Indemnified Person shall have the right to assume control of the defense thereof at the cost and expense of the Indemnifying Person.

(c) If the Indemnifying Person shall assume the control of the defense of the Asserted Liability in accordance with the provisions of this Section 10.5, (i) the Indemnifying Person shall obtain the prior written consent of the Indemnified Person before entering into any settlement, compromise, admission or acknowledgement of the validity of such Asserted Liability if the settlement does not unconditionally release the Indemnified Person from all liabilities and obligations with respect to such Asserted Liability or the settlement imposes injunctive or other equitable relief against the Indemnified Person and (ii) the Indemnified Person shall be entitled to participate, at its own cost and expense, in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose. The fees, costs and expenses of any such separate counsel to the Indemnified Person pursuant to this Section 10.5 shall be paid by the Indemnified Person.

(d) If the Indemnified Person shall assume the control of the defense of any Asserted Liability in accordance with the provisions of this Section 10.5, the Indemnified Party shall have the sole right to assume the defense of and settle such Asserted Liability. Notwithstanding the foregoing, the Indemnifying Person shall be entitled to participate, at its cost and expense, in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose, and the Indemnifying Person shall be entitled to contest the reasonableness of any such settlement to which it does not consent.

(e) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Asserted Liability and shall furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality agreement), and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.

10.6 Direct Claims. In any case in which an Indemnified Person seeks indemnification hereunder which is not subject to Section 10.5 because no Asserted Liability is involved, the Indemnified Person shall notify the Indemnifying Person in writing of any Losses that such Indemnified Person claims are subject to indemnification under the terms hereof. The failure of the Indemnified Person to exercise promptness in such notification shall not amount to a waiver of such claim unless and only to the extent that the resulting delay materially and adversely prejudices the position of the Indemnifying Person with respect to such claim.

10.7 Other Claims. In connection with any Losses for which an Indemnified Person may seek indemnification under this Article X, such Indemnified Person shall use its commercially reasonable efforts to seek and pursue any available insurance coverage or other claims against third parties that such Indemnified Person may have in respect of such Losses and the amount of insurance proceeds or other recoveries actually received by the Indemnified Person (less any deductibles and the related reasonable out-of-pocket fees and expenses incurred by such Indemnified Person in recovering such amounts) shall not be included in Losses that such Indemnified Person may recover under this Article X and if the Indemnified Person receives any such amounts subsequent to an indemnification payment by the Indemnifying Person in respect of such Losses, then such Indemnified Person shall promptly reimburse the Indemnifying Person for any payment made or expense incurred by such Indemnifying Person in connection with providing such indemnification payment up to the above amounts so received by the Indemnified Person.

10.8 Remedies Not Affected by Investigation or Knowledge. If the transactions contemplated hereby are consummated, the Buyer expressly reserves the right to seek indemnity or other remedy pursuant to Article X of this Agreement for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, or knowledge of, such party in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof.

ARTICLE XI

GENERAL PROVISIONS

11.1 Reasonable Efforts; Further Assurances.

(a) Prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Seller and the Buyer agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any Applicable Laws) to consummate the Acquisition and make effective the Acquisition and the other transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable, including (i) the obtaining of all Consents of, and the making of all registrations, declarations and filings with, Governmental Authorities and (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of this Agreement and the other Transaction Documents. In addition, no party hereto shall take any action after the date of this Agreement to materially delay the obtaining of, or result in not obtaining, any Consent from any Governmental Authority necessary to be obtained prior to Closing.

(b) At and after the Closing, the Seller shall execute and deliver any bills of sale, assignment or assurances and take and do, any other actions and things to vest, perfect or confirm of record or otherwise in the Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Buyer as a result of, or in connection with, the Acquisition.

11.2 Amendment and Modification. This Agreement may be amended only by an instrument in writing signed by the parties hereto.

11.3 Waiver of Compliance. Any failure of the Buyer on the one hand, or the Seller, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

11.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Governmental Authority making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

11.5 Expenses and Obligations. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Agreement shall be borne solely and entirely by the party that has incurred such expenses.

11.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns. Nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein.

11.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested), sent by facsimile or sent by Federal Express or other recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Buyer, to:

Zayo Group, LLC

400 Centennial Parkway, Suite 200

Louisville, CO 80027

Attention: Scott Beer

Facsimile: (303) 226-5923

with copies to:

Gibson, Dunn & Crutcher LLP

1801 California Street

Denver, CO 80202

Attention: Steven K. Talley

Facsimile: (303) 313-2840

If to the Seller, to:

First Communications, Inc.

3340 West Market Street

Fairlawn, Ohio 44333

Attention: Joseph Morris

Telephone: (330) 835-2472

Facsimile: (330) 835-2655

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if transmitted by facsimile, three (3) Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested and one (1) Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

11.8 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

11.9 Time. Time is of the essence in each and every provision of this Agreement.

11.10 Entire Agreement. This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder), the Indemnification Escrow Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the other Transaction Documents and the Confidentiality Agreement. There are no representations or warranties, agreements or covenants other than those expressly set forth in this Agreement, the other Transaction Documents and the Confidentiality Agreement.

11.11 Public Announcements. On or prior to the Closing, no party hereto shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Buyer and the Seller, except that any party may make any disclosure pursuant to Applicable Law (including federal securities laws) if it determines in good faith that it is required to do so and, with respect to each such disclosure, provides the other with prior notice and a reasonable opportunity to review the disclosure.

11.12 Attorneys’ Fees. In any action or proceeding instituted by a party arising in whole or in part under, related to, based on, or in connection with, this Agreement or the subject matter hereof, the prevailing party shall be entitled to receive from the losing party reasonable attorney’s fees, costs and expenses incurred in connection therewith, including any appeals therefrom.

11.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise. Any assignment in violation of the foregoing shall be null and void.

11.14 Rules of Construction.

(a) Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that draft it is of no application and is hereby expressly waived.

(b) The inclusion of any information in the Disclosure Schedules shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedules, that such information is required to be listed in the Disclosure Schedules or that such items are material to the Buyer or the Seller, as the case may be. The headings, if any, of the individual sections of each of the Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Disclosure Schedules are arranged in sections corresponding to those contained in Section 3.1 and Section 3.2 merely for convenience, and the disclosure of an item in one section of the Disclosure Schedules as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Disclosure Schedules with respect to such other representations or warranties or an appropriate cross reference thereto.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

(e) In each case under this Agreement in which the Company represents and warrants that it has furnished or provided the Buyer with, or made available to the Buyer, any documents (including, without limitation, contracts, financial statements, reports, and audits), such representation and warranty shall be deemed true to the extent such documents were available to representatives of the Buyer during the exclusivity period in the electronic data room maintained by Bank Street at Bank Street Group Deal Rooms. For the avoidance of doubt, nothing within this Section 11.14(e) shall be construed or deemed to expand the scope of any representation or warranty made elsewhere in this Agreement or to make any additional representation or warranty.

11.15 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.

11.16 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

11.17 Consent to Jurisdiction; Venue.

(a) The parties hereto submit to the personal jurisdiction of the courts of the State of New York and the Federal courts of the United States sitting in the State of New York and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim may be heard and determined in such State court or, to the extent permitted by law, in such Federal court. The parties hereto agree that a final judgment in any such claim shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any claim relating to this Agreement or any related matter against any other party or its assets or properties in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any New York state or Federal court located in the State of New York and the defense of an inconvenient forum to the maintenance of such claim in any such court.

11.18 Enforcement. Except as contemplated by Section 9.3, the parties hereto agree that irreparable damage would occur in the event that any provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except as contemplated by Section 9.3, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court sitting in the State of New York or in any New York state court, in addition to any other remedy to which any party is entitled at law or in equity.

The Remainder of the Page Intentionally Left Blank.

Signature Page Follows.

IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be signed as of the date first written above.

FIRST COMMUNICATIONS, INC.

By:	/s/ Raymond Hexamer
Name:	Raymond Hexamer
Title:	CEO

ZAYO GROUP, LLC

By:	/s/ Ken desGarennes
Name:	Ken desGarennes
Title:	Chief Financial Officer

EXHIBIT A

DEFINITIONS

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person. For purposes of Sections 3.1 and 4.6 only, with respect to the Company, Affiliate includes, but is not limited to, First Energy Corp., a Delaware corporation.

“Antitrust Laws” means, collectively, (a) the HSR Act; (b) the Sherman Antitrust Act of 1890, as amended; (c) the Clayton Act of 1914, as amended; (d) the Federal Trade Commission Act of 1914, as amended; and (e) any other Applicable Law designed to prohibit, restrict, or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Applicable Laws” means all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions and writs of any Governmental Authority having jurisdiction over the business or operations of the Company and its Subsidiaries, as may be in effect on the date of this Agreement.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York, New York are authorized or required to be closed.

“Buyer Indemnified Persons” means (a) the Buyer; (b) Buyer’s Affiliates (including the Company and its Subsidiaries), assigns and successors in interest; and (c) with respect to the Persons set forth in clauses (a) and (b), each of their respective shareholders, members, partners, directors, officers, employees, agents, attorneys and representatives.

“Cash” shall mean cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP.

“Code” means the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Communications Act” means the Communications Act of 1934, as amended, inter alia, by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996, as such statutes may be amended from time to time.

“Communications Laws” means (i) the Communications Act, (ii) the rules, regulations, published orders, policies and decisions promulgated by the FCC and interpretations thereof by federal courts of competent jurisdiction, (iii) any state telecommunications or other similar Laws and (iv) the rules, regulations, published orders, policies and decisions promulgated by the telecommunications regulatory agencies of the U.S. states and territories and interpretations thereof by courts of competent jurisdiction, in each case, as applicable to the ownership or the conduct of the Company.

“Company Transaction Costs” means all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals engaged by the Company in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of August 27, 2012, by and between the Seller and the Buyer.

“Consents” means all authorizations, consents, orders or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority, in each case that are necessary in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and all consents and approvals of third parties necessary to prevent any conflict with, violation or breach of, or default under, the Material Contracts.

“Disclosure Schedule” means, collectively, that certain disclosure letter of even date with this Agreement from the Seller to the Buyer delivered concurrently with the execution and delivery of this Agreement and any Supplemental Disclosure Letters delivered by the Seller to Buyer from time to time after the date of this Agreement.

“DOJ” means the United States Department of Justice.

“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any bonus, deferred compensation, retirement, pension, profits sharing, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, supplemental retirement, dependent care, vacation, severance, termination pay, disability, death benefit, health, medical, hospitalization or insurance plan, program, practice or policy providing benefits to any present or former employee or contractor of the Company or any member of the Aggregated Group or that is maintained or sponsored by any such entity or with respect to which any such entity has or could have any liability (contingent or otherwise).

“Environmental Laws” means the Applicable Laws pertaining to the environment, natural resources and employee health and safety, including: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; (b) the Emergency Planning and Community Right to Know Act, as amended; (c) the Solid Waste Disposal Act, as amended; (d) the Clean Air Act, as amended; (e) the Clean Water Act, as amended; (f) the Toxic Substances Control Act, as amended; (g) the Occupational Safety and Health Act of 1970, as amended; (h) the Oil Pollution Act of 1990, as amended; and (i) the Hazardous Materials Transportation Act, as amended, as each of the foregoing are in effect on the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“FCC” means the Federal Communications Commission.

“FTC” means the Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.

“Hazardous Substances” means (a) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes and toxic substances as those or similar terms are defined under any Environmental Laws; (b) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (c) PCBs or PCB-containing materials or fluids; (d) radon; (e) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste, including medical wastes, regulated under any Environmental Law; (f) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste and any natural gas, synthetic gas and any mixtures thereof; and (g) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Authority requires environmental investigation, monitoring or remediation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean any and all indebtedness and other obligations (including unpaid principal, accreted value, prepayment or other premiums, and accrued but unpaid interest) for (a) borrowed money, (b) deferred purchase price and conditional sale obligations (other than trade accounts payable arising in the ordinary course of business), (c) all obligations under financing or capital leases, (d) obligations for reimbursement of any obligor or any drawn letter of credit, surety bonds, banker’s acceptance or similar transaction, or (e) any guarantee of any of the foregoing or any similar obligation of another Person, but in no case will include any amounts included in the calculation of Net Working Capital; provided for purposes of clarification that Indebtedness shall include amounts with respect to the foregoing paid by the Buyer on the Closing Date as if such amounts were still outstanding at the close of business on the Closing Date.

“Indemnification Claim” means a Buyer Indemnification Claim or a Seller Indemnification Claim, as the case may be.

“Indemnification Escrow Account” has the meaning set forth in the Escrow Agreement.

“Indemnification Escrow Agent” means Wells Fargo, N.A.

“Indemnification Escrow Agreement” means the Indemnification Escrow Agreement, in substantially the form attached as Exhibit B hereto, entered into on or prior to the Closing by and among Buyer, the Seller and the Indemnification Escrow Agent.

“Indemnified Persons” means the Buyer Indemnified Persons or the Seller Indemnified Persons, as the case may be.

“Indemnifying Person” means the Buyer in the case of any Seller Indemnification Claim, or the Seller in the case of any Buyer Indemnification Claim.

“Intellectual Property” means the following intellectual property rights, including both statutory and common law rights, as applicable: (a) copyrights; (b) trademarks, service marks, trade names, slogans, domain names, logos, and trade dress, and registrations and applications for registrations thereof; (c) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, renewals and extensions of the foregoing); (d) trade secrets and confidential information, including but not limited to, ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable; and (e) registrations for any of the foregoing.

“Knowledge” means (i) with respect to the Seller, the actual knowledge, after reasonable investigation of the following individuals: the Chief Executive Officer, the President, and the Chief Financial Officer of the Seller, and the President of the Company and (ii) with respect to the Buyer, the actual knowledge, after reasonable investigation, of the following individuals: the Chief Executive Officer and Chief Financial Officer.

“Leased Real Property” means all of the premises leased by the Company or any of its Subsidiaries pursuant to any leases, site leases, subleases, licenses and other occupancy agreements related to real property.

“Liens” means liens, pledges, voting agreements, voting trusts, proxy agreements, security interests, mortgages, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights-of-way, covenants, restrictions, rights of first refusal, encroachments, and other burdens, options or encumbrances of any kind.

“Losses” means any and all claims, demands, suits, proceedings, judgments, losses, charges, penalties, and fees, costs and expenses (including reasonable attorneys’ fees and expenses) sustained, suffered or incurred by any Indemnified Person in connection with, or related to, any matter which is the subject of indemnification under Section 5.4 or Article X; provided, however, that in computing the amount of any Losses for purposes of determining the liability of any Indemnifying Person under Section 5.4 Article X, (a) the amount of any insurance proceeds actually received by the Indemnified Person, less any deductibles, shall be deducted from such Losses; (b) the amount of any tax benefit actually used to reduce taxes by the Indemnified Person in the year in which the Loss occurs arising from the incurrence or payment of any such Losses shall be deducted from such Losses; and (c) the amount of any Losses in the form of punitive or exemplary damages shall not be included in Losses that an Indemnified Person may seek indemnification under Article X, except for punitive or exemplary damages awarded in connection with a Third Party Claim.

“Material Adverse Effect” means any change, circumstance, effect, event or fact that individually or in the aggregate (a) has, or could reasonably be expected to have, a material and adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (b) prevents or materially delays or materially impairs, or would reasonably be expected to prevent or materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that no change, circumstance, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been or may be, a Material Adverse Effect, to the extent that such change, circumstance, effect, event or fact results from, arises out of, or relates to (a) a general deterioration in the economy or in the economic conditions prevalent in the industry in which the Company and its Subsidiaries operate (to the extent the Company and its Subsidiaries, taken as a whole, are not disproportionately affected thereby); (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (c) the disclosure of the fact that the Buyer is the prospective acquirer of the Company; (d) the announcement or pendency of the transactions contemplated by this Agreement or any other Transaction Document; (e) any change in accounting requirements or principles imposed upon the Company, its Subsidiaries or their respective businesses or any change in Applicable Laws, or the interpretation thereof; (f) actions taken by the Buyer or any of its Affiliates; or (g) compliance with the terms of, or the taking of any action required by, this Agreement or any other Transaction Document.

“Net Working Capital” means the current assets of the Company minus the current liabilities of the Company calculated in accordance with Schedule 2.2(a) and otherwise in accordance with GAAP . For purposes of clarification, (a) current assets excludes cash, (b) current assets and current liabilities shall exclude any prepaid expenses or deferred liabilities associated with a long-term prepaid IRU, (c) current liabilities shall include any current liabilities of the Company paid by the Buyer on the Closing Date as if such liabilities were still outstanding at the close of business on the Closing Date and (d) current liabilities shall include the Company Transaction Costs (including those paid by the Buyer on the Closing Date as if such liabilities were still outstanding at the close of business on the Closing Date).

“Network Equipment”: All of the telecommunications equipment used by the Company or the Company Subsidiaries to provide telecommunications services on or over the Long Haul Network or the Metro Network.

“Network Fiber”: All fiber optic strands in which the Company or its Subsidiaries hold an ownership, leasehold, license or IRU interest, excluding cross-connections, tie cables, and intra-building fiber.

“Permitted Encumbrances” means (a) statutory Liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens imposed by Applicable Law arising or incurred in the ordinary course of business and consistent with past practices of the Company or any of its Subsidiaries for obligations that are not overdue or that are being contested in good faith by appropriate proceedings; (c) Liens on leases of real property arising from the provisions of such leases, including, in relation to Leased Real Property, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits or other entitlements of various types issued by any Governmental Authority, necessary or beneficial to the continued use and occupancy of such Leased Real Property or the continuation of the business conducted by the Company or any of its Subsidiaries; (d) pledges or deposits made in the ordinary course of business and consistent with past practices of the Company or any of its Subsidiaries in connection with workers’ compensation, unemployment insurance and other social security legislation; (e) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practices of the Company or any of its Subsidiaries; (f) zoning regulations and restrictive covenants and easements of record that do not detract in any material respect from the value of the Leased Real Property and do not materially and adversely affect, impair or interfere with the use of any property affected thereby; (g) public utility easements of record, in customary form, to serve the Leased Real Property; (h) landlords’ Liens in favor of landlords under the leases with respect to the Leased Real Property; and (i) mortgages, deeds of trust and other security instruments, and ground leases or underlying leases covering the title, interest or estate of such landlords with respect to the Leased Real Property and to which the leases with respect to the Leased Real Property are subordinate.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Pre-Closing Tax Period” means any tax period (or portion thereof) ending on the Closing Date, or ending before the Closing Date.

“Purchase Price” means $110,000,000 (the “Base Purchase Price”) (i) minus the Net Working Capital Adjustment, (ii) minus the Debt Adjustment, and as otherwise adjusted pursuant to the terms of this Agreement.

“Seller Indemnified Persons” means (a) the Seller; (b) the Seller’s Affiliates, assigns and successors in interest; and (c) with respect to the Persons set forth in clauses (a) and (b), each of their respective shareholders, members, partners, directors, officers, employees, agents, attorneys and representatives.

“Special Indemnification Matters” means (a) the Spin-Off and any assets or liabilities of the Spin-Off Entities; and (b) any indemnity claims related to the August 20, 2009 Contribution Agreement with Diamond Communications, and (c) any indemnity claim related to the October 5, 2009 Asset Purchase Agreement with nTelos/Lumos, provided that any such indemnity claim arises out of actions and/or events occurring between December 31, 2011 and the Closing Date.

“Subsidiary” means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of such Person).

“Termination Fee” means $3,000,000.

“Transaction Documents” means, collectively, this Agreement and each other agreement, document and instrument required to be executed in accordance herewith.

List of Other Defined Terms in the Agreement:

Terms	Defined in Section
Acquisition	2.1

Aggregated Group	3.1(q)(i)(A)

Agreement	Preamble

Allocation	2.3

Applicable Laws	3.1(h)

Arbiter	2.2(g)

Asserted Liability	10.5(a)

Assignment	8.2(b)(x)

Balance Sheet	3.1(g)(i)

Balance Sheet Date	3.1(g)(ii)

Base Purchase Price	Exhibit A

Buyer	Preamble

Buyer Indemnification Claim	10.2

Claims Notice	10.5(a)

Closing	8.1

Closing Date	8.1

Closing Payments	2.4

Company	Preamble

Company Audited Financial Statements	4.8

Company Permits	3.1(h)

CRTC	3.2(f)

Cure Period	9.1(b)(i)

Terms	Defined in Section
Debt Adjustment	2.2(b)

Dispute Notice	2.2(f)

Disputed Matters	2.2(f)

Divestiture	6.1(b)

Expiration Date	10.1

Final Closing NWC	2.2(h)

Final Closing Indebtedness	2.2(h)

Financial Statements	3.1(g)(i)

Indemnification Escrow Amount	2.5

Independent Accounting Firm	2.2(g)

IRU	3.1(t)(i)(A)

Long Haul Network	3.1(t)(iii)(A)

Material Contract	3.1(p)(i)

Membership Interests	Preamble

Metro Network	3.1(t)(iii)(A)

Minimum Loss	10.4

Net Working Capital Adjustment	2.2(a)

Network	3.1(t)(iii)(C)

Network Access Agreements	3.1(t)(i)(E)

Network Agreement	3.1(t)(i)

Network Collocation Agreements	3.1(t)(i)(D)

Network Equipment Agreements	3.1(t)(i)(H)

Network Fiber Services Agreements	3.1(t)(i)(G)

Terms	Defined in Section
Network Franchise Agreements	3.1(t)(i)(C)

Network Interconnection and Peering Agreements	3.1(t)(i)(F)

Network IRUs	3.1(t)(i)(A)

Network Underlying Rights	3.1(t)(i)(B)

Permitted Liens	3.1(m)

Preliminary Closing Indebtedness	2.2(c)

Preliminary Closing NWC	2.2(c)

Preliminary Closing Statement	2.2(c)

Post-Closing Statement	2.2(d)

Review Period	2.2(e)

Seller	Preamble

Seller Indemnification Claim	10.3

Spin-Off	7.2(f)

Spin-Off Entities	7.2(f)

Target Closing Indebtedness	2.2(b)

Target Closing NWC	2.2(a)

Termination Date	9.1(b)(iii)